Execution Version
PURCHASE AND SALE AGREEMENT
by and among
WHITE ROCK ENERGY, LLC,
as Seller, and
MORNINGSTAR OPERATING LLC,
NHPP II FORTUNA ROCKIES, LLC, and
NHPP V FORTUNA ROCKIES, LLC,
as Buyer,
dated
May 13, 2025

TABLE OF CONTENTS
Page
1.1    Defined Terms    1
1.2    References and Rules of Construction    1
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale of Partial Assets    2
2.2    Purchase and Sale of Full Assets    4
2.3    Excluded Assets    6
2.4    Revenues and Expenses; D&C Costs for the Wells in Progress    6
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price; Deposit    7
3.2    Adjustments to Purchase Price    7
3.3    Preliminary Settlement Statement    10
3.4    Final Settlement Statement    11
3.5    Disputes    11
3.6    Allocated Values    12
3.7    Purchase Price Allocation    12
3.8    Adjustments to Purchase Price    13
3.9    Allocation for Imbalances at Closing    13
3.10    Withholding    13
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
4.1    Organization, Existence and Qualification    13
4.2    Authority, Approval and Enforceability    14
4.3    No Conflicts    14
4.4    Bankruptcy    14
4.5    Litigation    14
4.6    Consents    14
4.7    Preferential Purchase Rights    15
4.8    Material Contracts    15
4.9    No Violation of Laws    16
4.10    Royalties    16
4.11    Imbalances    16
4.12    Current Commitments    16
4.13    Taxes    16
4.14    Brokers’ Fees    17
i

4.15    Permits    17
4.16    Environmental Laws    17
4.17    Payments for Production    18
4.18    Payout Status    18
4.19    Asset Credit Support    18
4.20    Insurance    18
4.21    Wells    18
4.22    Intentionally Omitted    18
4.23    Leases    18
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
5.1    Organization, Existence and Qualification    19
5.2    Authority, Approval and Enforceability    19
5.3    No Conflicts    19
5.4    Consents    20
5.5    Bankruptcy    20
5.6    Litigation    20
5.7    Regulatory    20
5.8    Financing    20
5.9    Independent Evaluation; Non-Reliance    21
5.10    Brokers’ Fees    21
5.11    Accredited Investor    21
5.12    CFIUS Foreign Person Status    21
ARTICLE VI
CERTAIN AGREEMENTS
6.1    Conduct of Business    22
6.2    Successor Operator    23
6.3    Record Retention    24
6.4    Asset Credit Support    24
6.5    Right to Cure    25
6.6    Intentionally Omitted    25
6.7    Amendment of Schedules    25
6.8    Affiliate Services    25
6.9    Leased Vehicles    25
6.10    FCC Licenses.    26
6.11    Financial Information.    26
ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
7.1    Representations and Warranties    28
7.2    Performance    28

7.3    No Injunctions    28
7.4    Title and Environmental Defects; Casualty Losses    28
7.5    Closing Deliverables    29
ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
8.1    Representations and Warranties    29
8.2    Performance    29
8.3    No Injunctions    29
8.4    Title and Environmental Defects; Casualty Losses    29
8.5    Closing Deliverables    30
ARTICLE IX
CLOSING
9.1    Date of Closing    30
9.2    Place of Closing    30
9.3    Closing Obligations    31
9.4    Records    32
9.5    Subsequent Closings    32
ARTICLE X
ACCESS; DISCLAIMERS
10.1    Access    33
10.2    Confidentiality    35
10.3    Disclaimers    36
ARTICLE XI
TITLE MATTERS
11.1    Seller’s Title    38
11.2    Notice of Title Defects; Defect Adjustments    38
11.3    Casualty Loss    44
11.4    Consents to Assign    45
11.5    Preferential Purchase Rights    46
ARTICLE XII
ENVIRONMENTAL MATTERS
12.1    Notice of Environmental Defects    47
12.2    NORM, Asbestos, Wastes and Other Substances    50

ARTICLE XIII
TERMINATION, DEFAULT AND REMEDIES
13.1    Right of Termination    50
13.2    Effect of Termination    51
13.3    Return of Documentation and Confidentiality    53
ARTICLE XIV
ASSUMPTION; INDEMNIFICATION; SURVIVAL
14.1    Assumption    53
14.2    Express Negligence Disclosure    54
14.3    Buyer’s Indemnity    55
14.4    Seller’s Indemnity    55
14.5    Indemnification Procedures    55
14.6    Limitations on Liability of Seller    57
14.7    Survival    58
14.8    Exclusive Remedy    60
14.9    Insurance, Taxes    60
14.10    Disclaimer of Application of Anti-Indemnity Statutes    60
14.11    Deferred Amount Claims    61
14.12    Treatment of Indemnity Payments    61
ARTICLE XV
MISCELLANEOUS
15.1    Appendices, Exhibits and Schedules    61
15.2    Expenses    62
15.3    Taxes    62
15.4    Assignment    65
15.5    Preparation of Agreement    65
15.6    Publicity    65
15.7    Notices    65
15.8    Further Cooperation    67
15.9    Entire Agreement; Conflicts    67
15.10    Parties in Interest    68
15.11    Amendment    68
15.12    Waiver; Rights Cumulative    68
15.13    Governing Law; Jurisdiction; Waiver of Jury Trial    68
15.14    Severability    69
15.15    Name    69
15.16    Counterparts    69
15.17    Specific Performance    70
15.18    Affiliate Liability    70
15.19    Nonparty WRE Funds    71
15.20    Time is of the Essence    71

15.21    Waiver of Right to Rescission    71
15.22    Limitation on Damages    71
15.23    Filings, Notices and Certain Governmental Approvals    72
15.24    Joint and Several    72

v

LIST OF EXHIBITS AND SCHEDULES

Annex I	―	Defined Terms
Exhibit A-1	―	Partial Leases
Exhibit A-2	―	Full Leases
Exhibit B-1	―	Partial Wells
Exhibit B-2	―	Full Wells
Exhibit B-3	―	Wells in Progress
Exhibit B-4	―	Well Locations
Exhibit C-1	―	Partial Surface Rights
Exhibit C-2	―	Full Surface Rights
Exhibit D	―	Sale Area
Exhibit E	―	Excluded Assets
Exhibit F	―	Form of Assignment
Exhibit G	―	Deferred PPA
Exhibit H	―	Guaranty Agreement

Schedule 1.1	―	Permitted Encumbrances
Schedule 2.1(g)	―	Field Office
Schedule 2.2(k)	―	Vehicles
Schedule 3.2(a)(ix)	―	Certain Inventory
Schedule 4.5	―	Litigation
Schedule 4.6	―	Consents
Schedule 4.7	―	Preferential Purchase Rights
Schedule 4.8	―	Material Contracts
Schedule 4.9	―	Violation of Laws
Schedule 4.10	―	Suspense Funds
Schedule 4.11	―	Imbalances
Schedule 4.12	―	Current Commitments
Schedule 4.13	―	Taxes
Schedule 4.15	―	Permits
Schedule 4.16	―	Environmental Matters
Schedule 4.17	―	Payments for Production
Schedule 4.18	―	Payout Status
Schedule 4.19	―	Asset Credit Support
Schedule 4.20	―	Insurance
Schedule 4.21(b)	―	Wells
Schedule 4.23	―	Oil and Gas Lease Status
Schedule 6.1	―	Conduct of Business
Schedule 6.2	―	Seller Operated Assets
Schedule 6.4(d)	―	XTO Bond

Schedule I-1	―	Seller’s Knowledge Persons
Schedule FCC	―	FCC Licenses

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 13th day of May, 2025 (the “Execution Date”), and is by and among WHITE ROCK ENERGY, LLC, a Delaware limited liability company (“Seller”), and MORNINGSTAR OPERATING LLC, a Delaware limited liability company (“TXO Buyer”), NHPP II FORTUNA ROCKIES, LLC, a Delaware limited liability company (“NHPP II”), and NHPP V FORTUNA ROCKIES, LLC, a Delaware limited liability company (“NHPP V,” and together with NHPP II, “NH Buyer,” and NH Buyer together with TXO Buyer, “Buyer”). Seller and Buyer may be referred to herein each as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and assign, and Buyer desires to purchase and pay for, the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
Article I
DEFINITIONS AND INTERPRETATION
1.1Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.
1.2References and Rules of Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, the word “or”, “either” or “any” shall not be exclusive. Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have equal force and effect. The Parties acknowledge that WRE Operating is operating the Seller Operated Assets on behalf of Seller and for purposes of Seller’s representations and warranties in Article IV and covenants in Sections 6.1, 6.2, 6.10 and 10.1, (i) Seller shall be treated as if it is the operator of the Seller Operated Assets and (ii) acts or omissions taken by WRE Operating in its capacity as operator of the Seller Operated Assets shall be treated as acts or omissions taken by Seller. Further, the

Parties acknowledge that WRE Operating is operating the Nonparty WRE Operated Assets on behalf of the Nonparty WRE Funds and for purposes of Seller’s representations and warranties in Article IV and covenants in Sections 6.1, 6.2, 6.10 and 10.1, (i) Seller shall be treated as if it is a non-operator of the Nonparty WRE Operated Assets and (ii) the acts or omissions taken by WRE Operating in its capacity as operator of the Nonparty WRE Operated Assets shall not be treated as acts or omissions taken by Seller. All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns.
Article II
PURCHASE AND SALE
2.1Purchase and Sale of Partial Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and assign (or cause to be sold and assigned) to TXO Buyer and NH Buyer each such Party’s Allocable Share of, and each of TXO Buyer and NH Buyer agrees to purchase and pay for such Party’s Allocable Share of, all of Seller’s right, title and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Partial Assets”):
(a)all oil, gas and/or mineral leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, term interests, net profits interests, reversionary interests and other interests in the oil, gas and other minerals, of every kind and character, in each case, located in the Sale Area, including those leases and interests set forth on Exhibit A-1 (but excluding those leases and interests set forth on Exhibit A-2), together with any and all other right, title and interest of Seller in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith (“Partial Lands”), subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit A-1, and all other interests of Seller of any kind or character in such leases (the “Partial Leases”);
(b)all oil, gas, oil and gas, water, injection, disposal and other wells (such wells, including the oil, gas, oil and gas, water, injection, disposal and other wells set forth on Exhibit B-1, but excluding wells set forth on Exhibit B-2, the “Partial Wells”), and all Hydrocarbons produced from or allocated to the Partial Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Partial Wells at or after the Effective Time, in each case, (i) located on any of the Partial Leases, Partial Lands, Partial Units or on any other lease with which any such Partial Lease has been pooled or unitized or on any of the Partial Surface Rights and (ii) whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(c)all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Partial Leases, Partial Lands or Partial Wells and the units created thereby (the “Partial Units”);
(d)all Applicable Contracts, and all of Seller’s rights thereunder, to the extent relating to any of the Partial Leases, Partial Lands, Partial Wells or Partial Units;
(e)all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, surface leases, railroad crossing authorizations, ingress and egress agreements, water access agreements, disposal rights, water rights and rights-of-way, in each case, to the extent located within the Sale Area and used or held for use in connection with the ownership or operation of any of the Partial Leases, Partial Lands, Partial Wells, Partial Units or other Partial Assets (the “Partial Surface Rights”), including those set forth on Exhibit C-1;
(f)all flowlines, pipelines, gathering, dehydrating, compression, processing or treating systems and all water disposal facilities and appurtenances thereto, in each case, to the extent located within the Sale Area and used or held for use in connection with the ownership or operation of any of the Partial Leases, Partial Lands, Partial Wells, Partial Units or other Partial Assets;
(g)all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, field offices (including the field office described on Schedule 2.1(g) (the “Field Office”)), pipe yards and other tangible personal property and improvements, and other personal, moveable and mixed property, operational and nonoperational, known or unknown, in each case, located within the Sale Area and used or held for use in connection with the ownership or operation of any of the Partial Leases, Partial Lands, Partial Wells, Partial Units or other Partial Assets (collectively, the “Partial Personal Property”), including the corresponding SCADA Equipment;
(h)to the extent that they may be assigned without payment of consideration (unless Buyer has separately agreed in writing to pay), all Third Party tangible geological, geophysical and other tangible seismic and related technical licenses, maps, data and information to the extent relating to the other Partial Assets;
(i)all Imbalances relating to the Partial Assets;
(j)all claims, rights, privileges, indemnities, duties, obligations and liabilities in favor of Seller, in each case, by or against third Persons and to the extent relating to any Assumed Obligations arising from acts, omissions or events associated with the Partial Assets, or damage to or destruction of the Partial Assets, in each case, occurring from and after the Effective Time (excluding such items to the extent that the same relate to matters for which Seller is required to provide indemnification to Buyer hereunder); and
(k)subject to Section 9.4, originals (to the extent available or otherwise copies) of all of the files, records, information, data, interpretations, books and reports, whether written or electronically stored, to the extent relating to Seller’s ownership and operation of the Partial Assets and in Seller’s possession or reasonable control (but excluding any files, records, information or data to the extent pertaining to the Excluded Assets), including: (i) land, lease and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) operations, environmental, production and accounting records; (iv) to the extent that they may be assigned without payment of consideration (unless Buyer has separately agreed in writing to pay), seismic records and surveys, gravity maps, electric logs and other geological and geophysical data and records (including all mapping and other interpretations thereof); (v)

production, facility and well records and data; and (vi) books and records or documents relating to Asset Taxes (collectively, the “Partial Records”).
(l)For clarity, Buyer acknowledges and agrees that the Partial Assets do not include any right, title and interest of a Nonparty WRE Fund in and to the assets described in Section 2.1(a) through (k).
2.2Purchase and Sale of Full Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and assign (or cause to be sold and assigned) to TXO Buyer, and TXO Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Full Assets,” and collectively with the Partial Assets, the “Assets”):
(a)all oil, gas and/or mineral leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, term interests, net profits interests, reversionary interests and other interests in the oil, gas and other minerals, of every kind and character, in each case, set forth on Exhibit A-2, together with any and all other right, title and interest of Seller in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith (“Full Lands,” and collectively with the Partial Lands, the “Lands”), subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit A, and all other interests of Seller of any kind or character in such leases (the “Full Leases,” and collectively with the Partial Leases, the “Leases”);
(b)all oil, gas, oil and gas, water, injection, disposal and other wells set forth on Exhibit B-2 (the “Full Wells,” and collectively with the Partial Wells, the “Wells”), and all Hydrocarbons produced from or allocated to the Full Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Full Wells at or after the Effective Time, in each case, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;
(c)all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Full Leases, Full Lands or Full Wells and the units created thereby (the “Full Units,” and collectively with the Partial Units, the “Units”);
(d)all Applicable Contracts, and all of Seller’s rights thereunder, to the extent relating to any of the Full Leases, Full Lands, Full Wells or Full Units;
(e)all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, surface leases, railroad crossing authorizations, ingress and egress agreements, water access agreements, disposal rights, water rights and rights-of-way, in each case, to the extent used or held for use in connection with the ownership or operation of any of the Full Leases, Full Lands, Full Wells, Full Units or other Full Assets (the “Full Surface Rights,” and collectively with the Partial Surface Rights, the “Surface Rights”), including those set forth on Exhibit C-2;
(f)all flowlines, pipelines, gathering, dehydrating, compression, processing or treating systems and all water disposal facilities and appurtenances thereto, in each case, to the extent used or held for use in connection with the ownership or operation of any of the Full Leases, Full Lands, Full Wells, Full Units or other Full Assets;

(g)all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, pipe yards and other tangible personal property and improvements, and other personal, moveable and mixed property, operational and nonoperational, known or unknown, in each case, used or held for use in connection with the ownership or operation of any of the Full Leases, Full Lands, Full Wells, Full Units or other Full Assets (collectively, the “Full Personal Property,” and collectively with the Partial Personal Property, the “Personal Property”), including the corresponding SCADA Equipment;
(h)to the extent that they may be assigned without payment of consideration (unless TXO Buyer has separately agreed in writing to pay), all Third Party tangible geological, geophysical and other tangible seismic and related technical licenses, maps, data and information to the extent relating to the other Full Assets;
(i)all Imbalances relating to the Full Assets;
(j)all claims, rights, privileges, indemnities, duties, obligations and liabilities in favor of Seller, in each case, by or against third Persons and to the extent relating to any Assumed Obligations arising from acts, omissions or events associated with the Full Assets, or damage to or destruction of the Full Assets, in each case, occurring from and after the Effective Time (excluding such items to the extent that the same relate to matters for which Seller is required to provide indemnification to TXO Buyer hereunder);
(k)the vehicles set forth on Schedule 2.2(k) (the “Vehicles”);
(l)subject to Section 9.4, originals (to the extent available or otherwise copies) of all of the files, records, information, data, interpretations, books and reports, whether written or electronically stored, to the extent relating to Seller’s ownership and operation of the Full Assets and in Seller’s possession or reasonable control (but excluding any files, records, information or data to the extent pertaining to the Excluded Assets), including: (i) land, lease and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) operations, environmental, production and accounting records; (iv) to the extent that they may be assigned without payment of consideration (unless TXO Buyer has separately agreed in writing to pay), seismic records and surveys, gravity maps, electric logs and other geological and geophysical data and records (including all mapping and other interpretations thereof); (v) production, facility and well records and data; and (vi) books and records or documents relating to Asset Taxes (collectively, the “Full Records,” and collectively with the Partial Records, the “Records”); and
(m)to the extent they may be assigned, the FCC Licenses.
(n)For clarity, TXO Buyer acknowledges and agrees that the Full Assets do not include any right, title and interest of a Nonparty WRE Fund in and to the assets described in Section 2.2(a) through (m).
2.3Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
2.4Revenues and Expenses; D&C Costs for the Wells in Progress. Subject to the provisions hereof, and except for D&C Costs attributable to the Wells in Progress, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (through the adjustments to the Purchase Price hereunder) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for (i) all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time and (ii) all D&C Costs attributable to the Wells in Progress, regardless of when such costs were incurred. “Property Expenses” shall mean all operating expenses (including costs of insurance, bonds and other guarantees) and all capital expenditures incurred in the drilling, completion, ownership and/or operation of the Assets, and Third Party overhead costs charged or chargeable to the Assets under the relevant operating agreement, unit agreement, allocation agreement, production sharing agreement, pooling agreement or similar agreement or pooling order, if any, but excluding (x) any Asset Taxes, Income Taxes and Transfer Taxes and (y) Seller’s monthly overhead amount (it being understood that such monthly overhead amount will be covered by the Purchase Price adjustment for overhead in Section 3.2(a)(iv); provided, that “Property Expenses” shall include labor and benefit costs of Seller’s field employees and first level supervisors to the extent such costs have historically been included in the lease operating statements for the Assets). After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.4.
Article III
PURCHASE PRICE
3.1Purchase Price; Deposit.
(a)The purchase price for the Assets and the transactions contemplated hereby shall be an amount equal to Four Hundred Seventy-Five Million Dollars ($475,000,000) (the “Purchase Price”), adjusted in accordance with this Agreement (the “Adjusted Purchase Price”). The Adjusted Purchase Price shall be paid by Buyer to Seller at and following Closing in two installments, as follows:
(i)An amount of $405,000,000 (the “Initial Amount”) (as adjusted in accordance with this Agreement), which such Initial Amount, less the Deposit, shall be paid by Buyer to Seller at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Seller in the Preliminary Settlement Statement; and
(ii)An amount of $70,000,000 (the “Deferred Amount”) (as adjusted in accordance with this Agreement), which amount shall be paid by TXO Buyer to Seller on the Final Due Date in accordance with the terms of the Deferred PPA, and in connection with such payment, Seller (or, if Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income Tax purposes, the Person that is treated as its regarded tax owner for such purposes) shall deliver to TXO Buyer a duly executed IRS form W-9.
(b)Within one (1) Business Day following the Execution Date, TXO Buyer shall deposit, by wire transfer in immediately available funds with the Escrow Agent pursuant to the Escrow Agreement, an amount equal to Forty-Seven Million Five-Hundred Thousand Dollars ($47,500,000) (such amount, together with any interest or earnings thereon, the “Deposit”), which amount represents ten percent (10%) of the Purchase Price. If the Closing occurs, (i) first, the portion of the Deposit equal to the Defect Escrow Amount (determined in accordance with Section 11.2(c)(ii)), if any (and, if the Defect Escrow Amount exceeds the Deposit, then the entire Deposit), shall be retained by the Escrow Agent at the Closing and shall be held by the Escrow Agent in the Defect Escrow Account and shall be disbursed by the Escrow Agent to Buyer or Seller, as applicable, in accordance with this Agreement and the Escrow Agreement and (ii) thereafter, any remaining balance of the Deposit, if any, shall be applied towards the

Initial Amount at Closing in accordance with Section 9.3(e). If this Agreement is terminated before the Closing occurs, the Deposit shall be released to Seller or Buyer, as applicable, as provided in Section 13.2 of this Agreement. All disbursements by the Escrow Agent of the Deposit shall be made pursuant to joint written instructions executed by Seller and Buyer or, in the absence of such joint written instructions, upon the satisfaction of all the conditions and requirements set forth in the Escrow Agreement relating to such disbursements in the absence of joint written instructions.
3.2Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:
(a)The Initial Amount shall be adjusted upward by the following amounts (without duplication):
(i)an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Seller, all proceeds actually received by Buyer attributable to the ownership of the Assets, including the sale of Hydrocarbons produced from or attributable to the Assets during the period prior to the Effective Time, net of expenses (other than Property Expenses, Taxes and other expenses contemplated in Section 3.2(a)(iii) below) directly incurred in earning or receiving such proceeds;
(ii)an amount equal to, to the extent that such amount has not been remitted or paid to Seller, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory and line fill, but excluding tank bottoms) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, the price shall be reasonably determined by Seller taking into account the field or locality where the Assets are located and the grade and gravity of such Hydrocarbon inventory), net of amounts payable as Burdens on such production, and other applicable gathering and transportation fees (other than Taxes);
(iii)except for D&C Costs attributable to the Wells in Progress which are covered by Section 3.2(a)(vi), an amount equal to all Property Expenses (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) paid by Seller or its Affiliates that are attributable to the Assets during the period from and after the Effective Time, irrespective of whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens, (C) rentals and other lease maintenance payments, (D) lease payments for Vehicles and equipment comprising Personal Property and (E) prepayments for work or services performed (or to be performed) after the Effective Time;
(iv)a monthly overhead amount (for the period commencing from the Effective Time through the Closing Date) equal to Four Hundred and Fifty Thousand Dollars ($450,000) per month, prorated for any partial month;
(v)subject to Section 3.9, to the extent that Seller either (x) is underproduced for Hydrocarbons or (y) has overdelivered any Hydrocarbons, in each case, attributable to the Assets and as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, the sum of (A) the product of the underproduced and/or overdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for gaseous Hydrocarbons, (B) the product of the underproduced and/or overdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for liquid Hydrocarbons and (C) the product of the underproduced and/or overdelivered volumes of natural gas liquids times the Imbalance Amount for natural gas liquids, in each case, less any cash settlement received by Seller or its Affiliates with respect thereto;

(vi)the aggregate amount of all D&C Costs attributable to the Wells in Progress that are paid by or on behalf of Seller or its Affiliates;
(vii)the amount of all Asset Taxes allocable to Buyer in accordance with Section 15.3(a) but paid or otherwise economically borne by Seller;
(viii)an amount equal to $42,015.23 as consideration for the Vehicles as set forth on Schedule 2.2(k);
(ix)an amount equal to $1,700,000 in respect of certain tubulars, goods and physical inventory located in Seller’s Sidney office yard as set forth on Schedule 3.2(a)(ix); and
(x)any other amount provided for as an upward adjustment to the Initial Amount elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(b)The Initial Amount shall be adjusted downward by the following amounts (without duplication):
(i)an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all proceeds actually received by Seller or WRE Operating attributable to the ownership of the Assets, including the sale of Hydrocarbons produced from or attributable to the Assets during the period following the Effective Time and including, for the avoidance of doubt, any and all COPAS overhead payments received from a Third Party by or on behalf of Seller or WRE Operating and attributable to COPAS overhead charged to such Third Party by or on behalf of Seller or WRE Operating in respect of the Seller Operated Assets from and after the Effective Time, in each case net of expenses (other than Property Expenses, Taxes and other expenses contemplated in this Section 3.2(b)) directly incurred in earning or receiving such proceeds;
(ii)except for D&C Costs attributable to the Wells in Progress which are covered by Section 3.2(a)(vi), an amount equal to all Property Expenses (excluding Taxes) paid by or on behalf of Buyer that are attributable to the Assets during the period prior to the Effective Time;
(iii)if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing; provided, that any adjustment pursuant to this Section 3.2(b)(iii) shall be subject to Section 11.2(e) and Section 11.2(i);
(iv)if Seller makes the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing; provided, that any adjustment pursuant to this Section 3.2(b)(iv) shall be subject to Section 11.2(e) and Section 12.1(e);
(v)if Seller makes the election under Section 11.2(d)(ii) with respect to a Title Defect, or if Seller makes the election under Section 12.1(c)(ii) with respect to an Environmental Defect, in each case, the aggregate Allocated Values of the Assets excluded from the transactions contemplated hereby;
(vi)the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.4(a) or Section 11.5;

(vii)subject to Section 3.9, to the extent that Seller either (x) is overproduced for Hydrocarbons or (y) has underdelivered any Hydrocarbons, in each case, attributable to the Assets and as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, the sum of (A) the product of the overproduced and/or underdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for gaseous Hydrocarbons, (B) the product of the overproduced and/or underdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for liquid Hydrocarbons and (C) the product of the overproduced and/or underdelivered volumes of natural gas liquids times the Imbalance Amount for natural gas liquids, in each case, less any cash settlement paid by Seller or its Affiliates with respect thereto;
(viii)the amount of all Asset Taxes allocable to Seller in accordance with Section 15.3(a) but paid or otherwise economically borne by Buyer;
(ix)an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date; and
(x)any other amount provided for as a downward adjustment to the Initial Amount elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
3.3Preliminary Settlement Statement. Not less than four (4) Business Days prior to the Closing Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Seller’s good faith estimate of the adjustments to the Initial Amount, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfers of funds as required by Section 3.1(a) and Section 9.3(e). Within two (2) Business Days after Buyer’s receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes in good faith to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Initial Amount at the Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Initial Amount at the Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller in good faith to Buyer pursuant to this Section 3.3; provided, further, the Title Defect Amounts and Remediation Amounts claimed in good faith by Buyer in any valid Title Defect Notice and/or Environmental Defect Notice (to the extent not cured or Remediated prior to the Closing) shall, subject to Section 11.2(i) and Section 12.1(e), as applicable, be used to determine the Defect Escrow Amount.
3.4Final Settlement Statement.
(a)On or before one hundred twenty (120) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller in good faith and delivered to Buyer which takes into account all final adjustments made to the Initial Amount and shows the resulting final Initial Amount (the “Final Price”). For clarity, adjustments to the Initial Amount relating to Disputed Title Matters and/or Disputed Environmental Matters shall be exclusively addressed pursuant to Section 11.2 and Section 12.1. The Final Settlement

Statement shall set forth the actual proration of the amounts required by this Agreement. Within thirty (30) days after Buyer’s receipt of the Final Settlement Statement, Buyer shall return to Seller in good faith a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller in good faith will be deemed to be correct and will, without limiting Section 15.3(a), be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by the Parties, the Final Settlement Statement and the Final Price shall, without limiting Section 15.3(a), be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Initial Amount as paid at the Closing pursuant to the Preliminary Settlement Statement and the Final Price, as mutually agreed upon in writing by the Parties or as finally determined pursuant to Section 3.5, as applicable, shall be paid as follows: (i) if such amount is owed to Seller, Buyer shall pay such amount to Seller within ten (10) Business Days of final determination of such owed amount in accordance herewith and (ii) if such amount is owed to Buyer, Seller shall pay such amount to Buyer within ten (10) Business Days of final determination of such owed amount in accordance herewith.
(b)If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.4 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party. Additionally, after delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), and upon prior written approval of (i) Buyer, if Seller pays monies relating to the Assets that are the obligation of Buyer, then Buyer shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse Seller therefor and (ii) Seller, if Buyer pays monies relating to the Assets that are the obligation of Seller, then Seller shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse Buyer therefor. Any Party shall be permitted to offset any agreed monies owed by it to the other Party(ies) pursuant to this Section 3.4 against amounts owed to it by such other Party(ies) pursuant to this Section 3.4.
3.5Disputes. Seller and Buyer shall work together in good faith to resolve any matters properly addressed in the Dispute Notice. If Seller and Buyer are unable to resolve in writing all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of the Dispute Notice by Buyer to Seller, either Party may, upon written notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to be resolved in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted for resolution by a Party in accordance with the preceding sentence, each of Buyer and Seller shall (a) summarize its position with regard to such dispute in a written document of 20 pages or less and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Expert”), together with the Dispute Notice, the Final Settlement Statement and any other relevant documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Expert within ten (10) Business Days after a Party’s election to submit such matters for resolution under this Section 3.5, then either Party may request the Dallas, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Dallas, Texas) to select the Accounting Expert. Neither Party may have any ex parte communications with the Accounting Expert concerning the Accounting Expert’s determination of the disputed matters. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Expert shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. The Accounting Expert shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award interest, damages or penalties. Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. For the limited purposes of the enforcement of any decision rendered by the Accounting Expert under this Section 3.5, the Parties hereby irrevocably consent to the exclusive jurisdiction of any court of competent jurisdiction located in the State of Texas, and specifically in Dallas, Texas, and hereby further irrevocably waive any objection to the jurisdiction of such courts. The costs of the Accounting Expert shall be borne equally between Buyer and Seller.
3.6Allocated Values. Buyer and Seller agree that the Purchase Price shall be allocated among the Wells and Well Locations as set forth on Exhibit B-1, Exhibit B-2 and Exhibit B-4, respectively (the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and, subject to Section 3.7, shall not take any position inconsistent therewith. Neither Seller nor Buyer makes any representation or warranty as to the accuracy of such values.
3.7Purchase Price Allocation. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes in respect of the Assets among the six categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5) (the “Allocation”). If the Parties reach an agreement with respect to the Allocation, (a) Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (b) Buyer and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and Seller shall timely file with the Internal Revenue Service, and neither Seller nor Buyer shall take (or permit any of its Affiliates to take) any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by a change in applicable Law occurring after the date the Parties agree to the allocation; provided, however, that (x) no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceeding in connection with such allocation and (y) if Buyer and Seller cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its Internal Revenue Service Form 8594 consistent therewith.
3.8Adjustments to Purchase Price. For U.S. federal (and applicable state and local) income tax purposes, the Parties agree to (and will cause each of their respective Affiliates to) treat any payments made pursuant to Section 3.4 as an adjustment to the Purchase Price.
3.9Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11, then the Initial Amount shall be further adjusted at Closing pursuant to Section 3.2(a)(v) or Section 3.2(b)(vii), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Initial Amount is so adjusted.
3.10Withholding. Notwithstanding anything to the contrary stated elsewhere in this Agreement, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to Seller such amounts as are required to be deducted and withheld with respect to the making of such payment as required by applicable Tax Laws; provided, that Buyer provides no less than five (5) days’ advance written notice to Seller of the basis for any such withholding or deduction, and provides Seller with the opportunity to deliver certificates or other documents to eliminate or reduce any such withholding or deduction and otherwise reasonably cooperates with Seller to minimize the amount of any such withholding or deduction. To the extent such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect to which such deduction and withholding was made.
Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article IV and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Schedules attached to this Agreement, Seller hereby represents and warrants to Buyer as follows as of the Execution Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date).
4.1Organization, Existence and Qualification. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the Assets that are owned and/or operated by Seller) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.
4.2Authority, Approval and Enforceability. Seller has full limited liability company power and authority to enter into, deliver and perform this Agreement and the Transaction Documents to which Seller is or will be a party and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and each of the Transaction Documents to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
4.3No Conflicts. Except as disclosed on Schedule 4.6 or Schedule 4.7, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other Material Contract to which Seller is or will be a party, (c) violate in any material respect any judgment, order, ruling, regulation or decree applicable to Seller or (d) violate any Law applicable to Seller, except in the case of clauses (b), (c) and (d), where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against Seller.
4.5Litigation. Except as set forth on Schedule 4.5, (a) there are no pending Proceedings against Seller that relate to the Assets or to which the Assets are subject before any Governmental Authority and, to Seller’s Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened against Seller or the Assets, and (b) there are no pending Proceedings against Seller or to which the Assets are subject before any Governmental Authority seeking to prevent the consummation of the transactions contemplated hereby or which are reasonably likely to materially impair or delay Seller’s ability to perform the obligations of Seller under this Agreement and, to Seller’s Knowledge, no such Proceeding has been threatened against Seller or the Assets.
4.6Consents. Except (a) as disclosed on Schedule 4.6, (b) for Customary Post-Closing Consents, and (c) under Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents by Seller (each, a “Consent”).
4.7Preferential Purchase Rights. Except as disclosed on Schedule 4.7, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated by this Agreement (each a “Preferential Purchase Right”).
4.8Material Contracts.
(a)Schedule 4.8 sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, including any Applicable Contract executed after the date hereof that is of the type described below, the “Material Contracts”):
(i)any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)any agreement or contract for the sale, exchange, disposition, gathering, treatment, processing, storage or transportation of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable by Seller without penalty or other material payment on not more than ninety (90) days’ prior written notice;
(iv)any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $100,000 (without regard to any increase in price);

(v)any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement or any similar Applicable Contract;
(vi)any Applicable Contract with any Affiliate of Seller that will not be terminated prior to or at the Closing;
(vii)any Applicable Contract that provides for an area of mutual interest;
(viii)any Applicable Contract that constitutes a seismic agreement or other geophysical acquisition agreement or license;
(ix)any Applicable Contract that contains a “most favored nations” clause or similar provision or concept;
(x)any Applicable Contract that contains a non-competition agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller may conduct its business with respect to the Assets; and
(xi)any Applicable Contract constituting a partnership (including a Tax partnership agreement), joint venture or other similar Contract.
(b)Except as set forth on Schedule 4.8, as of the Execution Date, (i) the Material Contracts are in full force and effect as to Seller and, to Seller’s Knowledge, each other Person that is a party to such Material Contract, in each case, in accordance with their respective terms and (ii) there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any Material Contract by Seller or, to Seller’s Knowledge, any other Person that is a party to such Material Contract. Seller has made available for Buyer’s review true and complete copies of each Material Contract and any and all amendments, modifications and supplements thereto.
4.9No Violation of Laws. Except as set forth on Schedule 4.9, Seller is not in violation of any Laws in any material respect with respect to its ownership and operation of the Assets. This Section 4.9 does not include any matters with respect to Environmental Laws (such matters being addressed exclusively in Section 4.16) or Tax Laws (such matters being addressed exclusively in Section 4.13).
4.10Royalties. Except for such items that are properly being held in suspense, Seller has properly paid or accrued (or caused to be paid or accrued) in all respects, all royalties due by Seller with respect to Seller’s interest in the Assets, or if not paid, is contesting such royalties in good faith in the ordinary course of business. Schedule 4.10 sets forth the amount of funds held in suspense by Seller as of the date set forth on such Schedule.
4.11Imbalances. Except as set forth on Schedule 4.11, there are no Imbalances associated with the Assets as of the Effective Time.
4.12Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures issued pursuant to a Contract to conduct any operations or make any capital expenditures for an amount greater than $100,000 (net to Seller’s interest in the Assets) (collectively, the “AFEs”) relating to the Assets for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

4.13Taxes. Except as is not material or as set forth on Schedule 4.13:
(a)All Asset Taxes that have become due and payable have been timely paid (whether or not such Taxes are reflected on a Tax Return), and any amounts required to be withheld for Asset Taxes have been withheld and paid to the applicable Governmental Authority.
(b)All Tax Returns with respect to Asset Taxes required to be filed have been timely filed (taking into account any extension of the due date for filing), and such Tax Returns are true, correct and complete in all material respects.
(c)There are no Encumbrances (other than Permitted Encumbrances) existing, pending or, to Seller’s Knowledge, threatened on any of the Assets attributable to unpaid Asset Taxes.
(d)No audit, litigation or other Proceeding with respect to Asset Taxes has been commenced or is presently or pending and, to Seller’s Knowledge, no such audit, litigation or other Proceeding has been threatened. Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of any such Taxes described in the immediately preceding sentence, and, to Seller’s Knowledge, no such claim has been threatened in writing.
(e)None of the Assets is subject to any tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
(f)all of the Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date and no portion of the Assets constitutes omitted property for property Tax purposes.
Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.
4.14Brokers’ Fees. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer or any Affiliate of Buyer shall have any responsibility.
4.15Permits. Except as set forth on Schedule 4.15, (a) Seller validly holds all permits issued or granted to it by any Governmental Authority that are necessary to own the Assets in accordance, in all material respects, with all Laws applicable to it and (b) Seller is not in material default with respect to any such permit.
4.16Environmental Laws. As of the Execution Date, except as set forth on Schedule 4.16:
(a)the Seller has not entered into, and, to Seller’s Knowledge, is not subject to, any outstanding agreements, consents, orders, decrees or judgments of any Governmental Authority, nor to Seller’s Knowledge is any Asset burdened by any of the foregoing, that (i) are based on any Environmental Laws and (ii) would reasonably be expected to adversely affect, in any material respect, the operation of the Assets as currently conducted, production on the Leases or otherwise require the payment of any material fines or penalties or any material unbudgeted expenditures by Buyer; and

(b)Seller has not received from any Governmental Authority any written notice of material violation of, alleged material violation of, or material non-compliance with, any Environmental Law with respect to its ownership or operation of the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which Seller has no further material obligations outstanding.
This Section 4.16 represents the sole and exclusive representations and warranties of Seller with respect to Environmental Laws, Hazardous Substances and any other environmental matters.
4.17Payments for Production. Except for Imbalances, and except as disclosed on Schedule 4.17, Seller is not obligated to deliver Hydrocarbons (or proceeds from the sale thereof) produced from or attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.
4.18Payout Status. With respect to the Seller Operated Assets, and to Seller’s Knowledge with respect to all other Assets, Schedule 4.18 sets forth a true and complete list of the status of any “payout” balance, as of the date set forth on such Schedule, for those Wells described on Exhibit B-1 or Exhibit B-2 subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
4.19Asset Credit Support. Schedule 4.19 sets forth a complete and accurate list of all bonds, letters of credit and guarantees, if any (collectively, the “Asset Credit Support”), posted or entered into by Seller or any of its Affiliates with Governmental Authorities or other Third Parties in connection with the ownership or operation of the Assets.
4.20Insurance. Set forth on Schedule 4.20 is a true and complete list of all material insurance policies and contracts of insurance in force as of the Execution Date with respect to the Assets and maintained by Seller or its Affiliate. To Seller’s Knowledge as of the Execution Date, all such policies and contracts of insurance are in full force and effect, all premiums due thereon have been paid by Seller or its Affiliate and Seller and its Affiliate, as applicable, are otherwise in compliance with the terms and provisions of its respective policies.
4.21Wells.
(a)There is no Well included in the Assets drilled by Seller or any of its Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases or other instruments governing the Assets; and
(b)Except as described on Schedule 4.21(b), other than wells that have been plugged and abandoned in accordance with all applicable Laws, there are no dry holes or shut in or otherwise inactive or abandoned wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith that Seller is currently obligated by applicable Law to plug and abandon.
4.22Intentionally Omitted.
4.23Leases. Except as set forth on Schedule 4.23, as of the Execution Date, Seller has not received any written notice from any lessor under any of the Leases seeking to terminate, cancel or rescind any Lease, and Seller has not received any written notice from any lessor under any of the Leases alleging any unresolved default, breach or release obligation exists under any Lease.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER
TXO Buyer and NH Buyer each severally (and not jointly) represent and warrant to Seller the following as of the Execution Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date):
5.1Organization, Existence and Qualification. Such Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Such Buyer is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a material adverse effect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a party or perform its obligations hereunder or thereunder. TXO Buyer is treated as an entity disregarded as separate from TXO Partners, L.P. for U.S. federal (and applicable state and local) income tax purposes.
5.2Authority, Approval and Enforceability. Such Buyer has full power and authority to enter into, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Buyer of this Agreement and the Transaction Documents to which it is or will be a party have been duly and validly authorized and approved by all necessary limited liability company action on the part of such Buyer. This Agreement is, and each of the Transaction Documents to which such Buyer is or will be a party when executed and delivered by such Buyer will be, the valid and binding obligations of such Buyer and enforceable against such Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
5.3No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of such Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement to which such Buyer is or will be a party or by which such Buyer or any of its property may be bound, (c) violate any judgment, order, ruling, regulation or decree applicable to such Buyer or (d) violate any Law applicable to such Buyer or any of its property, except in the case of clauses (b), (c) and (d) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.
5.4Consents. There are no consents or approvals that such Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
5.5Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to such Buyer’s knowledge, threatened in writing against such Buyer or any of its Affiliates. Such Buyer is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.
5.6Litigation. There are no Proceedings pending, or to such Buyer’s knowledge, threatened against such Buyer that would (x) have a material adverse effect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or (y) materially impair such Buyer’s ability to perform its obligations under this Agreement or any Transaction Document.
5.7Regulatory. Such Buyer (and its applicable Affiliates) will upon the Closing and thereafter shall continue to be qualified per applicable Law to directly or indirectly own and, in the case of TXO Buyer, assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause such Buyer (or any of its applicable Affiliates) to be disqualified as such an owner or, in the case of TXO Buyer, operator. To the extent required by any Law, such Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and, in the case of TXO Buyer, operation of the Assets and will file any and all required reports necessary for such ownership and, in the case of TXO Buyer, operation with all Governmental Authorities having jurisdiction over such ownership and, in the case of TXO Buyer, operation.
5.8Financing. TXO Buyer has sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable TXO Buyer to fund the Deposit in accordance with Section 3.1(b). At Closing, such Buyer will have the financial capability and sufficient unrestricted funds available (through cash on hand or unrestricted cash available to it under existing credit agreements) necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents on the terms and subject to the conditions set forth herein, including to enable it to pay the Initial Amount, and, in the case of TXO Buyer, pay the Deferred Amount by the Final Due Date in accordance with the Deferred PPA, pay all other amounts to be paid or repaid by such Buyer under this Agreement in connection with Closing, and pay all of such Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement and the Transaction Documents. THE OBLIGATIONS OF SUCH BUYER UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS ARE NOT CONTINGENT ON THE AVAILABILITY OF FINANCING OR ON ANY CHANGE, OR LACK THEREOF, IN COMMODITY PRICES, AND IN NO EVENT SHALL EITHER BUYER’S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER BE EXCUSED BY THE FAILURE TO RECEIVE FUNDS FROM ANY SOURCE OR ANY CHANGE IN COMMODITY PRICES.
5.9Independent Evaluation; Non-Reliance. Such Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, such Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) able to bear the economic risks associated with the Assets, such Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Buyer (i) except for the representations and warranties of Seller expressly set forth in Article IV, in the Assignment, and in the Seller’s Certificate, acknowledges that there are no representations or warranties, express, statutory or implied, as to the Assets or prospects of the Assets and that such Buyer, its Affiliates, and their respective Representatives have relied or shall rely solely on their own independent investigation and evaluation of the Assets and the advice of their own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement,

(ii) except for the representations and warranties of Seller expressly set forth in Article IV, in the Assignment, and in the Seller’s Certificate, such Buyer, its Affiliates, and their respective Representatives have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, express or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of Seller, its Affiliates, or their respective Representatives as to any matter concerning the Assets or this Agreement or the transactions contemplated thereby, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) such Buyer, its Affiliates, or any of their respective Representatives in connection with this Agreement or the transactions contemplated thereby (including, for the avoidance of doubt, any comments, statements, projections, forecasts, plans, budgets, presentations, or other materials made or given on behalf of Seller, any of its Affiliates or any other Seller Party), (iii) has satisfied or shall satisfy itself through the representations, warranties, covenants and agreements set forth herein and in the Assignment and its own due diligence as to the environmental and physical condition of and contractual arrangements and all other matters affecting the Assets, and (iv) specifically disclaims that such Buyer, its Affiliates, and their respective Representatives are relying upon or have relied upon any representations or warranties that may have been made by any Person (other than Seller in Article IV, in the Assignment, and in the Seller’s Certificate), and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representations and warranties.
5.10Brokers’ Fees. Neither such Buyer nor its Affiliates have incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or its Affiliates shall have any responsibility.
5.11Accredited Investor. Such Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Assets for its own account and not with a view to a sale, transfer or distribution thereof in violation of the Securities Act, any state blue sky Laws or any other securities Laws.
5.12CFIUS Foreign Person Status. Such Buyer is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Such Buyer is not controlled by a “foreign person,” as defined in the DPA. Such Buyer does not permit any foreign Person affiliated with such Buyer, whether affiliated as a limited partner or otherwise, to obtain through such Buyer either “control” (as defined in the DPA) of the Assets or afford any such foreign Person access, rights, or involvement that would constitute a “covered investment” (as defined in the DPA).
Article VI
CERTAIN AGREEMENTS
6.1Conduct of Business.
(a)Except (v) as set forth on Schedule 6.1, (w) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (x) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, (y) for actions taken with respect to the Excluded Assets, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), from and after the Execution Date until Closing, Seller shall, and shall cause WRE Operating to (solely in its capacity as operator of the Seller Operated Assets):

(i)use commercially reasonable efforts to own (where applicable), operate (where applicable) and maintain the Assets in the ordinary course of business consistent with Seller’s past practices;
(ii)with the understanding that all of Seller’s currently planned operations for the Assets are set forth on Schedule 6.1, not propose, conduct, agree to or make any election to participate in any operations or otherwise make any capital expenditures for any individual operation reasonably expected to cost Seller in excess of (x) in the case of the drilling or completing of a well, $1,000,000 (net to Seller’s interest) and (y) in all other cases, $250,000 (net to Seller’s interest); provided that if Seller receives any such proposal from a Third Party, then (A) Seller shall promptly give notice of such proposal to Buyer and consult with Buyer regarding such proposal, (B) if Seller and Buyer agree on the response to such proposal, Seller will timely convey such election to the applicable Third Party and (C) if Seller and Buyer are unable to agree on whether or not Seller should participate in such proposal and (1) the Third Party submitting such proposal is WRE Operating, then Buyer’s reasonable decision regarding such proposal shall control or (2) otherwise, Seller’s reasonable decision regarding such proposal shall control;
(iii)not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.8, or materially amend or voluntarily terminate any Material Contract (or other Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.8);
(iv)not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (i) the sale or disposal of Hydrocarbons in the ordinary course of business, (ii) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained or (iii) items constituting Permitted Encumbrances under clauses (d), (h), (k), (m), (n), (p), (u), (y) or (z) of the definition of Permitted Encumbrances;
(v)not voluntarily relinquish its position as operator to anyone with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;
(vi)use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Seller with respect to the Assets;
(vii)not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises (A) of matters for which Seller provides an indemnity to Buyer hereunder or (B) that involve only the payment of monetary damages not in excess of $1,000,000 individually or $2,500,000 in the aggregate (excluding amounts to be paid under insurance policies); and
(viii)not commit to do any of the foregoing in clauses (ii) through (v) or clause (vii).
(b)Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted on the second (2nd) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer) after receipt by Buyer of such request for consent unless Buyer notifies Seller to the contrary prior to such date. In the event of an emergency, Seller may take such action as a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(a), and shall notify Buyer of such action promptly thereafter.

(c)Buyer acknowledges that Seller may own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of any other Working Interest owner or operator who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1 by Seller, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interests in a manner that complies with the provisions of this Section 6.1.
(d)Nothing contained in this Agreement shall be deemed to give Buyer, directly or indirectly, the right to control or direct the business or any operations of Seller with respect to the Assets prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control over the ownership and operation of the Assets.
6.2Successor Operator. While TXO Buyer acknowledges that it desires to directly or indirectly succeed WRE Operating as operator of the Assets listed on Schedule 6.2 that WRE Operating operates on behalf of Seller (the “Seller Operated Assets”), TXO Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that TXO Buyer (or NH Buyer) shall become direct or indirect successor operator of any such Seller Operated Assets since the Seller Operated Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Additionally, TXO Buyer acknowledges and agrees that (a) WRE Operating (and its Affiliates) operates Assets (other than the Seller Operated Assets) on behalf of the Nonparty WRE Funds (the “Nonparty WRE Operated Assets”) and TXO Buyer (and NH Buyer) shall have no rights under this Agreement or otherwise to take over operatorship of any Nonparty WRE Operated Asset. Solely with respect to the Seller Operated Assets (but not the Nonparty WRE Operated Assets) Seller agrees to use (and Seller shall cause WRE Operating to use) commercially reasonable efforts to support TXO Buyer’s efforts to become the direct or indirect successor operator of such Seller Operated Assets (subject to the terms of, and only to the extent permitted under, any applicable joint operating agreement or other applicable agreement) effective as of the Closing (at TXO Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under (and subject to the terms of) any applicable joint operating agreement or other applicable agreement, TXO Buyer as direct or indirect successor operator of such Seller Operated Assets effective as of the Closing.
6.3Record Retention. Buyer shall and shall cause its successors and assigns to, for at least a period of seven (7) years following the Closing, (a) retain the Records and (b) provide Seller and its Affiliates and their respective Representatives with access to the Records during normal business hours for review and copying at Seller’s expense. At the end of such seven (7) year period and prior to destroying any of the Records, Buyer shall notify Seller in advance of any such destruction and provide Seller an opportunity to copy such Records at Seller’s sole cost and expense.
6.4Asset Credit Support.
(a)Buyer acknowledges that none of the Asset Credit Support set forth in Schedule 4.19, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets is transferable to Buyer. On or before the Closing Date, TXO Buyer shall obtain, or cause to be obtained in the name of TXO Buyer, replacements for such Asset Credit Support set forth in Schedule 4.19 to the extent such replacements are necessary (a) for TXO Buyer’s ownership and/or operation of the Assets and (b) to permit the cancellation of the Asset Credit Support posted by Seller and its Affiliates with respect to the Assets.
(b)In addition, at or prior to Closing, TXO Buyer shall deliver to Seller evidence of the posting of such Asset Credit Support with all applicable Governmental

Authorities or other Third Parties meeting the requirements of such Persons to own and/or operate the Assets.
(c)In the event that any counterparty to any Asset Credit Support (other than the XTO Bond, which is covered in Section 6.4(d)) does not permit the cancellation of any Asset Credit Support or the release of Seller and its Affiliates from any obligations with respect to the operations of any of the Assets, then, from and after Closing, TXO Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Asset Credit Support (and all costs incurred in connection with such Asset Credit Support) to the extent applicable to Assets acquired by TXO Buyer or NH Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to any Asset Credit Support shall be returned to Seller, and shall be deemed an Excluded Asset.
(d)Upon the later of (x) Closing and (y) receipt of the XTO Consent (defined below), Buyer will provide a replacement bond for the portion of the XTO Bond that pertains to the Assets in compliance with the terms of Schedule 6.4(d) (the “Buyer Replacement XTO Bond” and the remaining portion of the XTO Bond, the “Seller Retained XTO Bond”). For ease of reference such terms have been included in Schedule 6.4(d) hereto and are incorporated by reference herein. The Parties will each use commercially reasonable efforts to (i) have XTO release the XTO Bond (other than the Seller Retained XTO Bond) and Seller from its obligation under the XTO PSA to provide the XTO Bond (other than the Seller Retained XTO Bond) and (ii) allow Buyer to post the Buyer Replacement XTO Bond ((i) and (ii) collectively, the “XTO Consent”). If the XTO Consent has not been obtained prior to Closing, then, until the XTO Consent is obtained, (i) Seller will keep the full XTO Bond in place pursuant to the terms of the XTO PSA, (ii) Buyer will provide to the surety bonding company providing the XTO Bond such indemnities and credit support as are necessary to allow Seller to maintain the portion of the XTO Bond that pertains to the Assets (and Seller will be responsible for the remainder of the XTO Bond) and (iii) Buyer will be responsible for any and all reasonable and documented out-of-pocket costs incurred by Seller in maintaining the portion of the XTO Bond that pertains to the Assets from and after the Closing. After the XTO Consent is obtained, Buyer shall be responsible for maintaining the Buyer Replacement XTO Bond and Seller will be responsible for maintaining the Seller Retained XTO Bond.
6.5Right to Cure. If any of Seller’s or Buyer’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Seller’s or Buyer’s covenants or agreement to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured to the non-breaching Party’s reasonable satisfaction or waived by the non-breaching Party in writing by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.
6.6Intentionally Omitted.
6.7Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties but only with respect to any matter first arising after the Execution Date; provided, that any such addition, supplement or amendment shall not cure (or result in a waiver by Buyer of) any breach by Seller of a representation or warranty due to such circumstances or events.
6.8Affiliate Services. Seller and its Affiliates shall have no obligation to provide any services with respect to the Assets from and after the Closing, except as provided in any Material Contracts.
6.9Leased Vehicles. Seller and TXO Buyer shall each use commercially reasonable efforts to have TXO Buyer assume the leases associated with the Vehicles listed on Schedule 2.2(k) at Closing. If TXO Buyer is unable to assume such leases at Closing, then at or as soon as possible following Closing, (i) Seller shall purchase the Vehicles listed on Schedule 2.2(k) from its leasing agent in accordance with the terms of its lease agreement and (ii) thereafter sell and assign such Vehicles to TXO Buyer (and TXO Buyer shall purchase the same). The consideration to such sale and assignment shall be (x) the amount Seller pays its leasing agent for such Vehicles plus the upward adjustment amount to the Initial Amount set forth in Section 3.2(a)(viii).
6.10FCC Licenses.
(a)Not less than ten Business Days prior to the Target Closing Date, Seller and TXO Buyer shall file or cause to be filed with the FCC all appropriate applications for FCC prior approval of the assignment to TXO Buyer of the FCC Licenses (the “FCC Assignment Applications”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with applicable FCC Rules or be responsive to a reasonable request of the FCC.
(b)Seller and TXO Buyer shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications. TXO Buyer shall bear 100% of the transfer fees associated with the FCC Assignment Applications. Each Party shall be responsible for all other expenses such Party incurs in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Seller and TXO Buyer shall each use their commercially reasonable efforts to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials or other information reasonably requested by the FCC. TXO Buyer shall be responsible for filing the appropriate notice of consummation of the transactions with the FCC following Closing.
(c)Until the date the FCC Assignment Applications are approved, Seller shall hold the benefit of the usage of the FCC Licenses in trust for TXO Buyer to the extent it is lawfully able to do so, and where not lawfully able to do so, Seller and TXO Buyer shall make such other arrangements as between themselves to provide TXO Buyer with the benefit of such FCC Licenses.
6.11Financial Information.
(a)From and after the Execution Date, Seller shall use:
(i)commercially reasonable efforts to provide lease operating statement data for the Assets for the twelve-month periods ended December 31, 2023 and December 31, 2024, and the six-month period ended June 30, 2025, as soon as such data is available (but in any event within 30 days after Closing, it being understood that with respect to non-operated properties, such lease operating statements shall be based on the information available to Seller at the date such lease operating statements are provided);

(ii)commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives, on a commercially reasonable basis to provide, in each case at Buyer’s sole cost and expense, such assistance as is reasonably requested by Buyer in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer to the extent reasonably deemed necessary or advisable by Buyer to fund any portion of the Purchase Price (the “Financing”); provided that such requested assistance does not unreasonably interfere with operations of Seller or its Affiliates or its or their respective assets and that any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its or their Representatives.
(b)At Buyer’s request and sole cost and expense, after the Execution Date for up to one (1) year after the Closing Date (the “Records Period”), Seller agrees to use commercially reasonable efforts to make available to Buyer and its Affiliates and their Representatives any and all Records to the extent in Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Buyer, its Affiliates and their Representatives in order to prepare financial statements or reserve reports in connection with Buyer’s or its Affiliates’ debt or equity securities offerings or filings, if any, that are required by the SEC, under securities Laws applicable to Buyer and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act, in connection with the transactions contemplated by this Agreement (the “Buyer Financial Statements”).
(c)During the Records Period, Seller shall use commercially reasonable efforts to cause its accountants, reserve engineers, counsel, agents and other Persons to cooperate with Buyer and its Representatives in connection with the preparation by Buyer of the Buyer Financial Statements that are required to be included in any filing by Buyer or its Affiliates with the SEC, including to use their commercially reasonable efforts to cause the Audit Firm or any external reserve engineering firm that prepares reserve reports to (i) provide its consent to be named as an expert in (A) any filings that may be made by Buyer under the Securities Act or required by the SEC under securities laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or in connection with the Financing or (B) any prospectus or offering memorandum or (ii) to provide customary “comfort letters” to any underwriter or initial purchaser in connection with any debt or equity securities offering during the Records Period. If reasonably requested, Seller shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause its Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Buyer Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.
(d)In no event shall Seller or any of its Affiliates or Representatives be required to incur any liability or bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to this Section 6.11. Buyer shall be responsible for all other fees and expenses related to the actions contemplated by this Section 6.11, including the compensation of any contractor (including WRE Operating) or advisor of Seller or any of its Affiliates or Representatives. Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor (including WRE Operating) or advisor of Seller or any of its Affiliates or Representatives) incurred in connection with the cooperation of Seller as contemplated by this Section 6.11. Further, Buyer shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against any and all losses or damages actually incurred or suffered by them in connection with the obligations of Seller and its Affiliates and Representatives under this Section 6.11 (other than to the extent resulting from the Fraud, gross negligence, bad faith or willful misconduct of Seller or any of its Affiliates or Representatives).
Article VII
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver, to the extent permitted by applicable Law, in writing by Buyer (in Buyer’s sole discretion) on or prior to the Closing of each of the following conditions:
7.1Representations and Warranties. (a) The Fundamental Representations of Seller in Article IV shall be true and correct in all material respects (without regard to materiality, Material Adverse Effect or similar qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (b) all other representations and warranties of Seller in Article IV shall be true and correct in all respects (without regard to materiality, Material Adverse Effect or similar qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (b) for such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect; provided, that for purposes of this Section 7.1, the reference to “as of the Execution Date” in the lead-in to Article IV (which precedes Section 4.1) shall be disregarded.
7.2Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.
7.3No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
7.4Title and Environmental Defects; Casualty Losses. The sum of (a) (i) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement or cured prior to Closing), less (ii) all Title Benefit Amounts for all actual Title Benefits that are properly asserted by Seller prior to the Claim Date pursuant to Section 11.2(b) (excluding any Title Benefit Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement), plus (b) all Remediation Amounts for all actual Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement or Remediated prior to Closing), plus (c) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of Title Defects or Environmental Defects pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), as applicable, plus (d) the losses to the Assets in respect of all Casualty Losses that occur between the Execution Date and the Closing, plus (e) the Allocated Value of all Assets excluded from the transactions contemplated hereby on account of Hard Consents and Preferential Purchase Rights pursuant to Section 11.4(a) and Section 11.5, as applicable, shall be in the aggregate less than twenty (20%) of the Purchase Price.
7.5Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.
Buyer may not rely on the failure of any condition set forth in Sections 7.1 or 7.2 to be satisfied if such failure was caused primarily by the failure of either Buyer to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer solely for purposes of this Article VII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).
Article VIII
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver, to the extent permitted by applicable Law, in writing by Seller (in Seller’s sole discretion) on or prior to the Closing of each of the following conditions:
8.1Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to materiality, material adverse effect or similar qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); provided, that for purposes of this Section 8.1, the reference to “as of the Execution Date” in the lead-in to Article V, which precedes Section 5.1, shall be disregarded.
8.2Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.
8.3No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
8.4Title and Environmental Defects; Casualty Losses. The sum of (a) (i) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement or cured prior to Closing), less (ii) all Title Benefit Amounts for all actual Title Benefits that are properly asserted by Seller prior to the Claim Date pursuant to Section 11.2(b) (excluding any Title Benefit Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement), plus (b) all Remediation Amounts for all actual Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement in accordance with this Agreement or Remediated prior to Closing), plus (c) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of Title Defects or Environmental Defects pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), as applicable, plus (d) the losses to the Assets in respect of all Casualty Losses that occur between the Execution Date and the Closing, plus (e) the Allocated Value of all Assets excluded from the transactions contemplated hereby on account of Hard Consents and Preferential Purchase Rights pursuant to Section 11.4(a) and Section 11.5, as applicable, shall be in the aggregate less than twenty (20%) of the Purchase Price.
8.5Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.
Seller may not rely on the failure of any condition set forth in Sections 8.1 or 8.2 to be satisfied if such failure was caused primarily by the failure of Seller to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VIII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller solely for purposes of this Article VIII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).
Article IX
CLOSING
9.1Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on July 31, 2025 (the “Target Closing Date”); provided that, if all conditions in Article VII and Article VIII to be satisfied at or prior to the Closing have not yet been satisfied or waived in writing by Buyer or Seller (as applicable) by the Target Closing Date, then the Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived by the applicable Party, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XIII. The date on which the Closing actually occurs shall be the “Closing Date.”
9.2Place of Closing. The Closing shall be conducted electronically (by email or other electronic means) to the extent reasonably possible, but if necessary shall be held at the office of Vinson & Elkins L.L.P. in Dallas, Texas, or such other place as mutually agreed upon by the Parties.
9.3Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)Seller and Buyer shall execute, acknowledge and deliver to each other the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.
(b)Seller and Buyer shall execute and deliver to each other assignments, in appropriate forms, of federal Leases, state Leases and tribal Leases included in the Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority.
(c)Seller and Buyer shall execute and deliver to each other the Preliminary Settlement Statement.
(d)(i) Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release the Deposit less the Defect Escrow Amount to Seller, and (ii) if the Defect Escrow Amount is greater than the Deposit, Buyer shall, at Closing, deposit such excess amount with the Escrow Agent pursuant to the Escrow Agreement.
(e)Buyer shall deliver to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to (i) the Initial Amount (as adjusted hereunder) less (ii) the sum of the Deposit and the amount of excess, if any, of the Defect Escrow Amount over the Deposit.
(f)Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
(g)Seller (or, if Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income Tax purposes, the Person that is treated as its regarded tax owner for such purposes) shall deliver to Buyer a duly executed IRS form W-9.
(h)An authorized officer of Seller shall execute and deliver to Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Buyer, to the extent permitted by applicable Law (the “Seller’s Certificate”).
(i)An authorized officer of each Buyer shall execute and deliver to Seller a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Seller, to the extent permitted by applicable Law (the “Buyer’s Certificate”).
(j)TXO Buyer shall deliver any instruments, documents or guarantees required by Section 6.4.
(k)Seller shall deliver to Buyer (A) a recordable release of any mortgages, financing statements, fixture filings, security or other collateral agreements, and other liens or security instruments, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates encumbering the Assets and (B) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such mortgages, financing statements, fixture filings, security or other collateral agreements, and other liens or security instruments described in the preceding clause (A) of this Section 9.3(k).
(l)To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Seller Operated Assets.
(m)To the extent available at Closing, Seller and TXO Buyer shall execute and deliver appropriate documentation to evidence the assignment and assumption of the Vehicle leases contemplated by Section 6.9.
(n)Seller shall, and TXO Buyer shall cause TXO Partners, L.P. to, execute and deliver to each other the Deferred PPA.
(o)Seller and TXO Buyer shall, and TXO Buyer shall cause CT Field Services, LLC to, execute and deliver to each other the Guaranty Agreement.
(p)Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at the Closing.
9.4Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Seller shall make available to Buyer the Records in its possession in their current form and format as maintained by Seller or its Affiliates as of the Effective Time, for pickup by Buyer at Buyer’s sole cost from Seller’s offices during normal business hours; provided that Seller may retain (a) written or electronic copies of the Records and (b) originals of Records relating to Asset Taxes and provide Buyer with copies thereof. Copying and transportation of the Records will be at Buyer’s sole cost.
9.5Subsequent Closings. If:
(a)pursuant to Section 11.4(a), Seller withholds an Asset from Closing due to failure to obtain a Hard Consent, and such Hard Consent expires or is obtained prior to the expiration of the one hundred twentieth (120th) day following Closing; or
(b)pursuant to Section 11.5(c), Seller withholds an Asset from Closing due to a Preferential Purchase Right, and such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case prior to the expiration of the one hundred twentieth (120th) day following Closing;
(c)then on or before the date for delivery of the Final Settlement Statement, (i) Seller shall convey to Buyer all such affected Assets at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with Section 9.3, and (ii) except to the extent the Initial Amount was not adjusted downward at Closing in respect of a Title Defect, contemporaneously with such Subsequent Closing, Buyer shall pay to Seller the Allocated Value (or applicable portion) of such Asset (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) by wire transfer of immediately available funds.

Article X
ACCESS; DISCLAIMERS
10.1Access.
(a)From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents), Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours, to the Assets and all Records in Seller’s or WRE Operating’s (or its Affiliates’) possession or reasonable control; provided, however, that Buyer shall have no right of access to, and Seller shall not have any obligation to provide to Buyer, any information the disclosure of which would be reasonably likely to result in a waiver of any legal privilege available to Seller or any of its Affiliates relating to such information (excepting title opinions and title curative). All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any of its Representatives shall result from Buyer’s or any of its Representatives’ own independent review and judgment.
(b)From and after the Execution Date and up to the Claim Date, and subject to obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents), Buyer shall be entitled to conduct a Phase I environmental assessment with respect to the Assets, to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller; provided further that no environmental sampling or invasive activity or testing or operation of equipment by Buyer or any of its Representatives may be performed without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and Seller (or its designee) shall have the right to be present during any stage of the assessment. In the event an independent licensed professional engineer reasonably concludes that based upon particular conditions on the Assets that invasive testing must be performed in order to determine whether present conditions actually constitute an Environmental Defect, then Buyer shall have the right to request permission from Seller (in its sole discretion) and any applicable Third Party operator of the Assets to perform an additional environmental assessment, which may include invasive testing. In the event Seller or any Third Party operator of the Assets refuses to approve Buyer’s request to perform any such additional environmental assessment, Buyer may nevertheless assert an Environmental Defect with respect to the affected Asset in an Environmental Defect Notice in accordance with Section 12.1(a) based on information available to Buyer, and Buyer’s reasonable assumptions and the failure to perform invasive testing shall not be a basis for invalidating such Environmental Defect Notice under Section 12.1(a). Buyer shall give Seller reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I environmental assessment or otherwise, and shall coordinate any such access, inspections or surveys with Seller. Seller or its designees shall have the right to accompany Buyer and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets. Notwithstanding anything herein to the contrary, Buyer and its Representatives shall not have access to, and shall not be permitted to conduct any environmental investigations (including any on-site Phase I environmental assessment) with respect to, any Assets with respect to which Seller does not have the authority to grant access for such investigations; provided that Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operators for Buyer to have such access; provided, however, that Seller shall not be required to incur any Liability, expend any money, or provide any other consideration to any Third Party operators in order for Buyer to have such access.
(c)Buyer shall (and shall cause its Representatives to) coordinate its environmental assessments and inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall (and shall cause its Representatives to) abide by Seller’s and any Third Party operator’s, posted safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any reasonably required confidentiality, indemnity and release agreement of any such Third Party operator, in each case, before conducting Buyer’s assessment on such Asset in accordance with this Section 10.1. BUYER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE SELLER PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY COSTS, EXPENSES OR DAMAGES RELATING TO ANY FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH COSTS, EXPENSES AND DAMAGES ARISE OUT OF OR RESULT FROM OR RELATE TO, IN PART, THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY AN OPERATOR OF THE ASSETS OR A MEMBER OF THE SELLER PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN OPERATOR OF ANY ASSETS OR A MEMBER OF THE SELLER PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED AND NOT EXACERBATED BY BUYER OR ANY OF BUYER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS.
(d)Upon Seller’s written request prior to the Closing, Buyer agrees to provide Seller with copies of all final reports prepared by Buyer and/or any of its Representatives that contain data collected or generated from Buyer’s and its Representatives’ due diligence with respect to the Assets. Seller shall not be deemed by its receipt of such documents or otherwise to have made any representation or warranty, express, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.
(e)As soon as reasonably practicable, but in any event promptly upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and its Representatives’ due diligence, (ii) restore the Assets to the same condition as they were prior to commencement of Buyer’s and its Representatives’ due diligence to the extent such change in condition was caused by Buyer’s and its Representatives’ due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with Buyer’s and its Representatives’ due diligence. Any disturbance to the Assets (including, the leasehold associated therewith) resulting from Buyer’s and its Representatives’ due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.
(f)During all periods that Buyer or any of its Representatives are on the Assets or are in Seller’s or any of its Affiliates’ offices, Buyer shall maintain, at its sole cost and expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Parties as additional insureds, (iii) waive subrogation against the Seller Parties and (iv) provide for ten (10) Business Days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.
10.2Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and its Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and its Affiliates. Buyer acknowledges and agrees that such information is Confidential Information (as defined in the Confidentiality Agreement), and Buyer shall ensure that such Confidential Information is held in accordance with the terms of the Confidentiality Agreement. The Parties hereby agree that the Confidentiality Agreement is hereby amended to extend the term of the confidentiality obligations therein until the later of (i) the term as set forth in the Confidentiality Agreement, and (ii) the twelve (12) month anniversary of the date on which this Agreement is terminated; provided that if Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to interests and assets other than the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if the Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I environmental assessment or any other environmental assessment performed on the Assets under Section 10.1 except as expressly permitted by the Confidentiality Agreement.
10.3Disclaimers.
(a)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV, THE SELLER’S CERTIFICATE, OR THE SPECIAL WARRANTY, AND WITHOUT LIMITING SELLER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 14.4(a) AND (c), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ANY OF BUYER’S OR BUYER’S AFFILIATES’ RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, DIRECTOR, OFFICER, MANAGER, PARTNER, EQUITYHOLDER, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). BUYER ACKNOWLEDGES AND AGREES THAT NO SELLER PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE ASSETS THAT IS NOT EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, THE SELLER’S CERTIFICATE, OR THE SPECIAL WARRANTY.
(b)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV, THE SELLER’S CERTIFICATE, OR THE SPECIAL WARRANTY, WITHOUT LIMITING SELLER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 14.4(a) AND (c), AND WITHOUT

LIMITING THE GENERALITY OF SECTION 10.3(a), (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (C) BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR OTHER REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), AND (IX) THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS ON THE ASSETS. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV, THE SELLER’S CERTIFICATE, OR THE SPECIAL WARRANTY, AND WITHOUT LIMITING SELLER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 14.4(a) AND (c), BUYER ACKNOWLEDGES AND AGREES THAT (X) NO SELLER PARTY IS MAKING (AND NO SELLER PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NO BUYER PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN SECTION 4.16 OR IN THE SELLER’S CERTIFICATE (TO THE EXTENT RELATING TO THE REPRESENTATION AND WARRANTY IN SECTION 4.16), AND WITHOUT LIMITING SELLER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 14.4(a) AND (c), BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER PARTY IS MAKING (AND NO SELLER PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO BUYER

PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S (OR ITS AFFILIATES’ OR REPRESENTATIVES’) METHODOLOGIES OR PRIOR PRACTICES FOR THE DETERMINATION OR REPORTING OF ANY TAXES RELATED TO THE ASSETS THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING OR REPORTING TAXES RELATED TO THE ASSETS THAT ARE (X) ATTRIBUTABLE TO ANY TAX PERIOD ENDING AFTER THE EFFECTIVE TIME AND (Y) NOT DUE PRIOR TO THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES AND PRACTICES THAT CAN OR SHOULD BE USED FOR PURPOSES OF CALCULATING AND REPORTING SUCH TAXES.
(e)SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES OF ANY LAW.
Article XI
TITLE MATTERS
11.1Seller’s Title. Without limiting Buyer’s remedies for Title Defects set forth in this Article XI and except for the Special Warranty and Seller’s representations and warranties contained in Article IV and in the Seller’s Certificate, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2(d) or if applicable, Section 13.1(c) and (ii) after Closing, shall be pursuant to the Special Warranty.
11.2Notice of Title Defects; Defect Adjustments.
(a)Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on June 27, 2025 (the “Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (without limiting any rights of Buyer to recover under the Special Warranty), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a reasonable description of the alleged Title Defect and the Well or Well Location, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to identify such alleged Title Defect and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Date. From the Execution Date until the Claim Date, Buyer shall also, promptly after obtaining actual knowledge of the same, furnish Seller with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets. For the avoidance of doubt, any notice provided by Buyer to Seller that does not comply with all of the requirements of this Section 11.2(a) shall not constitute a Title Defect Notice.
(b)Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a reasonable description of the alleged Title Benefit and the Well or Well Location, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) supporting documents reasonably necessary for Buyer to identify such alleged Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except for Title Benefits of which Buyer is required to notify Seller pursuant to Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the Claim Date.
(c)Seller’s Right to Cure.
(i)Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Buyer in accordance with this Agreement. During the period of time from the Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller (or its designee) reasonable access during normal business hours to the Records in Buyer’s or its Representatives’ possession or control to the extent necessary or convenient to facilitate Seller’s attempt to cure any Title Defect. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, such Title Defect.
(ii)At the Closing, Buyer shall deposit or cause to be deposited with the Escrow Agent pursuant to the Escrow Agreement in accordance with the terms of this Agreement an amount (the “Defect Escrow Amount”) equal to the sum of, subject to and after taking into account the limitations, thresholds and deductibles set forth in Section 11.2(i) and Section 12.1(e):
(A)the aggregate amount of all Title Defect Amounts (as claimed in good faith by Buyer in its Title Defect Notices) for all Title Defects that Seller has elected to cure post-Closing pursuant to Section 11.2(d)(iii) and/or dispute pursuant to Section 11.2(d); plus

(B)the aggregate amount of all Remediation Amounts (as claimed in good faith by Buyer in its Environmental Defect Notices) for all Environmental Defects that Seller has elected to dispute pursuant to Section 12.1(f); plus
(C)the aggregate amount of all Title Defect Amounts (as claimed in good faith by Buyer in its Title Defect Notices) and all Remediation Amounts (as claimed in good faith by Buyer in its Environmental Defect Notices) for all Title Defects and Environmental Defects that Seller attempted to cure prior to the Closing but with respect to which Buyer has elected to dispute such cure pursuant to Section 11.2(j) and/or Section 12.1(f), as applicable.
(iii)Upon (x) cure of any Title Defect prior to the expiration of the Cure Period, (y) written agreement of the Parties, or (z) in the event that Seller and Buyer cannot agree as to the existence of any Title Defect or Environmental Defect or as to the Title Defect Amount or Remediation Amount attributable thereto, or as to whether such Title Defect or Environmental Defect has been cured and such unresolved matter has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 11.2(j) or to the Environmental Arbitrator as a Disputed Environmental Matter pursuant to Section 12.1(f), as applicable, upon resolution of such Disputed Title Matter or Disputed Environmental Matter under the process delineated in Section 11.2(j) or Section 12.1(f), as applicable, then Seller or Buyer, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the resolution of said matter in accordance with this Agreement.
(d)Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to Closing pursuant to Section 13.1(c), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured, Seller may, at Seller’s sole option and by delivery of a written notice to Buyer at least two (2) days prior to the Target Closing Date, elect to:
(i)subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Initial Amount by the Title Defect Amount relating to such Title Defect (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to this Article XI;
(ii)in the event that the Title Defect Amount asserted by Buyer pursuant to Section 11.2(a) with respect to any Title Defect Property exceeds fifty percent (50%) of the Allocated Value for such Title Defect Property, retain the entirety of such Title Defect Property together with a corresponding interest in all Associated Assets, as Excluded Assets, in which event the Initial Amount shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such corresponding interest in Associated Assets;
(iii)cure the alleged Title Defect pursuant to Section 11.2(c)(i); or
(iv)if applicable, terminate this Agreement pursuant to Section 13.1(c).
If Seller fails to elect in writing one of the remedies set forth in Sections 11.2(d)(i) through 11.2(d)(iv) above prior to the Closing with respect to any Title Defect, then Seller shall be deemed to have elected (subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto) the remedy in Section 11.2(d)(iii).

(e)Remedies for Title Benefits. With respect to all Title Benefit Properties reported under Section 11.2(a) and/or Section 11.2(b), the aggregate amount of all Title Benefit Amounts attributable to such Title Benefit Properties shall be used exclusively to offset Title Defect Amounts as provided in Section 11.2(i) and Remediation Amounts as provided in Section 12.1(e), and in no event shall be used to independently increase the Initial Amount.
(f)Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement prior to the Closing pursuant to Section 13.1(a) or Section 13.1(c) and Buyer’s remedies pursuant to the Special Warranty, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.
(g)Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)if the Title Defect solely represents a discrepancy between (A) the Net Revenue Interest of Seller for any Well set forth on Exhibit B-1 or Exhibit B-2 or Well Location set forth on Exhibit B-4 as to any Target Formation and (B) the Net Revenue Interest stated therefor on Exhibit B-1, Exhibit B-2, or Exhibit B-4 as to such Target Formation throughout the duration of the productive life of such Well or Well Location, and the Working Interest set forth on Exhibit B-1, Exhibit B-2, or Exhibit B-4 for such Well or Well Location, as applicable, has been reduced proportionately throughout the duration of the productive life of such Well or Well Location as to such Target Formation, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property as to such Target Formation multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit B-1, Exhibit B-2 or Exhibit B-4 for such Title Defect Property as to such Target Formation;
(iv)if the Title Defect represents any matter other than described in clauses (i) through (iii) of this Section 11.2(g), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property as to the applicable Target Formation, the portion of the Title Defect Property affected by the Title Defect as to the applicable Target Formation, the legal effect of the Title Defect as to the applicable Target Formation, the potential economic effect of the Title Defect over the productive life of the Title Defect Property as to the applicable Target Formation, the values placed on such Title Defect by Seller and Buyer as to the applicable Target Formation, and such other reasonable factors as are necessary to make a proper evaluation;
(v)the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vi)notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)if Buyer and Seller agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)if, with respect to any Title Benefit affecting a Well or a Well Location, the Title Benefit represents an increase in Seller’s Net Revenue Interest for such Title Benefit Property (for the productive life of such Title Benefit Property) and the Working Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable, for such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Title Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and (2) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable; and
(iii)if the Title Benefit represents any matter other than described in clauses (i) through (ii) of this Section 11.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Initial Amount or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $150,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Initial Amount or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defect cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Initial Amount or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the purposes of determining whether or not a Title Defect exceeds the Individual Title Defect Threshold, individual Title Defects will be determined on an asset-by-asset basis, and shall not be aggregated with other Title Defects under any circumstances, regardless of whether or not the same event, fact, circumstance or liability giving rise to such Title Defect occurs or is present across multiple assets. For the avoidance of doubt, (x) if Seller or Seller’s designee retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not count towards the Aggregate Deductible and (y) if Seller cures any Title Defect in accordance with this Agreement, the Title Defect Amount (or applicable portion thereof) attributable to the affected Title Defect Property will not be counted towards the Aggregate Deductible.
(j)Title Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title

Benefit Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to the Closing (or, if Seller elects to attempt to cure pursuant to Section 11.2(c)(i), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree in writing by the Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after the Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator (the “Title Arbitrator”), who shall be an attorney or consultant with at least fifteen (15) years’ experience in title matters involving oil and gas in the applicable jurisdiction(s). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Dallas, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Dallas, Texas). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of each Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Title Matter, that the Title Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Title Arbitrator’s resolution of such Disputed Title Matter. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between Buyer and Seller. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Initial Amount pursuant to Section 3.3 or Section 3.4, then within ten (10) days after the Title Arbitrator delivers his or her award, subject to Section 11.2(i), the Parties shall, after giving effect to the limitations provided in this Section 11.2 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (i) to Seller a portion of the Defect Escrow Amount equal to the aggregate amount of Disputed Title Matters that the Title Arbitrator has determined in favor of Seller pursuant to this Section 11.2(j) plus any interest accrued thereon in accordance with the Escrow Agreement and (ii) to Buyer, any funds remaining in the Defect Escrow Account after the application of the immediately preceding subpart (i). Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 11.2(j), and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Initial Amount shall not be adjusted therefor at the Closing, and subsequent adjustments to the Initial Amount, if any, will be made pursuant to Section 3.4 or this Section 11.2(j).
(k)Special Warranty. If Closing occurs, then the Assignment shall contain a special warranty of Defensible Title whereby Seller shall, until the date that is twelve (12) months after the Closing Date (such date, the “Special Warranty Termination Date”), warrant Defensible Title to the Assets, subject to the Permitted Encumbrances, by, through, and under Seller and its Affiliates, but not otherwise (the “Special Warranty”). After Closing, the Special Warranty shall be subject to the further provisions in this Section 11.2, including the notice requirements in Section 11.2(a), but shall not be subject to the Individual Title Defect Threshold or the Aggregate Deductible. Seller shall have a reasonable opportunity (not to exceed ninety (90) days), but not the obligation, to cure any breach of the Special Warranty and Buyer shall reasonably cooperate with any attempt by Seller to cure any such breach. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of the Special Warranty that Buyer fails to assert before the Special Warranty Termination Date.
11.3Casualty Loss.
(a)Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects or breaches of this Agreement.
(b)If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 10.1(c)) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), then, subject to Section 7.4, Buyer shall nevertheless be required to proceed to Closing, and at Closing, Seller shall (i) pay to Buyer all sums actually paid to Seller or its Affiliates by any Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and (ii) assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against any Third Parties arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign or cause to be assigned to Seller) all right, title, interest and claims against any Third Parties for the recovery of Seller’s and its Affiliates’ costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims.
11.4Consents to Assign. With respect to each Consent set forth on Schedule 4.6, Seller, as soon as possible after the Execution Date, but in no event later than five (5) Business Days after the Execution Date, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(a)If Seller fails to obtain a Consent set forth on Schedule 4.6 prior to Closing and (i) the failure to obtain such Consent would cause the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or voidable, or (ii) the failure to obtain such Consent would cause the termination of (or would give rise to a right to terminate) a Lease or Contract under the express terms thereof (a consent satisfying (i) or (ii), a “Hard Consent”), then, in each case, (1) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed to Buyer at the Closing and will be a Retained Asset unless and until conveyed to Buyer in accordance with the terms of this Agreement, (2) the Initial Amount shall be reduced by the Allocated Value of such Asset (or portion thereof) excluded from the Assets conveyed to Buyer at Closing, and (3) Seller and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to a Retained Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then such Retained Asset shall thereafter constitute part of the “Assets” hereunder and, within ten (10) Business Days after such Hard Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) and the corresponding interest in any

Associated Assets (or portion thereof) that were so excluded as a result of such previously un-obtained Hard Consent and pay to Seller the amount (if any) by which the Initial Amount was reduced at Closing with respect to the Asset (or portion thereof) and the corresponding interest in any Associated Assets (or portion thereof) so excluded (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (y) Seller shall assign to Buyer the Assets (or portion thereof) and the corresponding interest in any Associated Assets (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, in each case, pursuant to Section 9.5 (and the other terms and conditions herein) with respect to such Assets (or portion thereof) and the corresponding interest in any Associated Assets (or portion thereof) so excluded at the initial Closing.
(b)If Seller fails to obtain a Consent set forth on Schedule 4.6 prior to Closing, and such Consent is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability to Buyer for, the failure to obtain such Consent.
(c)Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.6; provided, however, that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
11.5Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.7, Seller, as soon as possible after the Execution Date, but in no event later than five (5) Business Days after the Execution Date, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby.
(a)In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right shall be excluded from this Agreement, the Initial Amount shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Article IX, the Closing shall occur as to the remainder of the Assets (or interests therein).
(b)In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right shall be retained by Seller and the Initial Amount shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such retained Assets, and, subject to Article IX, the Closing shall occur as to the remainder of the Assets (or interests therein).
(c)If, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holder thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case prior to the expiration of one hundred twenty (120) days following Closing, then Seller and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase

Right and any related Assets which were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Assets (as such amount is appropriately adjusted in accordance with the other terms of this Agreement).
Article XII
ENVIRONMENTAL MATTERS
12.1Notice of Environmental Defects.
(a)Environmental Defects Notice. Buyer shall notify Seller in writing of any Environmental Defect in no event later than 5:00 p.m. (Central Time) on the Claim Date claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Agreement. Without limiting Seller’s indemnity obligations in Section 14.4(c) with respect to clauses (a)-(c) of the definition of Specified Obligations or in Section 14.4(a) for a breach of the representations and warranties in Section 4.16, Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a reasonable description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect (each an “Environmental Defect Property”) (including, but not limited to, reference to the specific Environmental Laws alleged to have been violated with respect to and that currently require Remediation of the alleged Environmental Defect), (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) supporting documents reasonably necessary for Seller to identify such alleged Environmental Defect and (iv) a calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect, including a description of all assumptions used by Buyer with respect to calculation of such Remediation Amount. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Date (each, a “Good Faith Update”). Buyer may not assert as an Environmental Defect any matter disclosed on Schedule 4.16. For the avoidance of doubt, any notice provided by Buyer to Seller that does not materially comply with all of the requirements of this Section 12.1(a) shall not constitute an Environmental Defect Notice.
(b)Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing any Environmental Defect asserted by Buyer in accordance with this Agreement. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to Seller’s rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure or Remediate, such Environmental Defect.
(c)Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to Closing pursuant to Section 13.1(c), in the event that any Environmental Defect timely and effectively asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured, Seller may, at Seller’s sole option and by delivery of a written notice to Buyer at least two (2) days prior to the Target Closing Date, elect to:

(i)subject to the Individual Environmental Defect Threshold and the Aggregate Deductible, reduce the Initial Amount by the Remediation Amount relating to such Environmental Defect determined pursuant to this Article XII;
(ii)in the event that the aggregate Remediation Amount asserted by Buyer pursuant to Section 12.1(a) with respect to any Asset affected by Environmental Defects asserted by Buyer exceeds fifty percent (50%) of the Allocated Value for such Asset, retain the entirety of the Asset that is subject to such Environmental Defects, together with a corresponding interest in all Associated Assets, as Excluded Assets, in which event the Initial Amount shall be reduced by an amount equal to the Allocated Value of such Asset and such corresponding interest in Associated Assets; or
(iii)if applicable, terminate this Agreement pursuant to Section 13.1(c).
If Seller fails to elect in writing one of the remedies set forth in Sections 12.1(c)(i) through 12.1(c)(iii) above prior to the Closing with respect to any Environmental Defect, then Seller shall be deemed to have elected (subject to Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto) the remedy in Section 12.1(c)(i) in respect of such Environmental Defect.
(d)Exclusive Remedy. Except for Seller’s indemnity obligations in Section 14.4(c) with respect to clauses (a)-(c) of the definition of Specified Obligations and in Section 14.4(a) for a breach of the representations and warranties in Section 4.16 and Buyer’s rights to terminate this Agreement prior to the Closing pursuant to Section 13.1(b) or Section 13.1(c), the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect affecting any Asset or other environmental matter.
(e)Environmental Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Initial Amount or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $150,000 (the “Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Initial Amount or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Initial Amount or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the purposes of determining whether or not an Environmental Defect exceeds the Individual Environmental Defect Threshold, individual Environmental Defects will be determined on an asset-by-asset basis, and shall not be aggregated with other Environmental Defects under any circumstances, regardless of whether or not the same event, fact, circumstance or liability giving rise to such Environmental Defect occurs or is present across multiple assets or sites. For the avoidance of doubt, (x) if Seller or Seller’s designee retains any Environmental Defect Property pursuant to Section 12.1(c)(ii), the Remediation Amount related to such Environmental Defect Property will not count towards the Aggregate Deductible and (y) if Seller Remediates any Environmental Defect in accordance with this Agreement, the Remediation Amount (or applicable portion thereof) attributable to the Environmental Defect Property will not be counted towards the Aggregate Deductible.

(f)Environmental Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Environmental Defects and Remediation Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Environmental Defect (collectively, the “Disputed Environmental Matters”) prior to the Closing. If Seller and Buyer are unable to agree in writing by the Closing, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator (the “Environmental Arbitrator”), who shall be an attorney or consultant with at least fifteen (15) years’ experience in environmental matters involving oil and gas in the applicable jurisdiction(s). The Environmental Arbitrator must: (a) be a neutral party who has never been an officer, director or employee of and has not performed material work for a Party or any Party’s Affiliate within the preceding five-year period; and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Environmental Arbitrator in the process of resolving such dispute. The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing, and absent such agreement, by the Dallas, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Dallas, Texas). Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of each Disputed Environmental Matter in writing. The proposed resolution of the Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Environmental Matter. The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.1(f). The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Environmental Matter, that the Environmental Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Environmental Arbitrator’s resolution of such Disputed Environmental Matter. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between Buyer and Seller. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Initial Amount pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers his or her award, subject to Section 12.1(e), the Parties shall, after giving effect to the limitations provided in Section 12.1 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (i) to Seller a portion of the Defect Escrow Amount equal to the aggregate amount of Disputed Environmental Matters that the Environmental Arbitrator has determined in favor of Seller pursuant to this Section 12.1(f) plus any interest accrued thereon in accordance with the Escrow Agreement and (ii) to Buyer, any funds remaining in the Defect Escrow Account after the application of the immediately preceding subpart (i). Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Environmental Matter arbitration conducted pursuant to this Section 12.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Initial Amount shall not be adjusted therefor at the Closing, and subsequent adjustments to the Initial Amount, if any, will be made pursuant to Section 3.4 or this Section 12.1(f).
12.2NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM, wastes or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets; and (g) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect.
Article XIII
TERMINATION, DEFAULT AND REMEDIES
13.1Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing (by written notice from the terminating Party to the other Party):
(a)by Seller, at Seller’s option, if (i) any of the conditions set forth in Section 8.1 or Section 8.2 have not been satisfied on or at any time after the Target Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied on or at any time after the Target Closing Date) and (ii) following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller; provided that the foregoing cure period of Buyer shall not be available with respect to a breach or failure to perform any covenant or agreement set forth in either of Section 9.3(d) or Section 9.3(e).
(b)by Buyer, at Buyer’s option, if (i) any of the conditions set forth in Section 7.1 or Section 7.2 have not been satisfied on or at any time after the Target Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied on or at any time after the Target Closing Date) and (ii) following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;
(c)by Seller or Buyer if the Closing shall not have occurred on or before August 31, 2025 (the “Outside Date”);
(d)by Seller or Buyer if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order of a Governmental Authority; or
(e)by the mutual prior written consent of Seller and Buyer; or
(f)by Seller, upon written notice to Buyer, if Buyer has not funded the Deposit by 5:00 p.m. Central Time on the date that is one (1) Business Day after the Execution Date as provided in Section 3.1(b).
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (c) of this Section 13.1 if such Party is a Breaching Party at the time this Agreement would otherwise be terminated by such Breaching Party. Notwithstanding anything to the contrary in the foregoing proviso, Seller may, if it is a Breaching Party, terminate this Agreement prior to the Closing under Section 13.1(a) or Section 13.1(c) at any time following the 90th day after the Outside Date unless, prior to Seller so terminating this Agreement, Buyer has commenced appropriate proceedings to enforce its rights of specific performance hereunder and, thereafter, use commercially reasonable efforts to prosecute such proceeding or proceeding(s). Any such termination by Seller pursuant to the preceding sentence shall be without prejudice to Buyer’s rights and remedies under Section 13.2.
13.2Effect of Termination.
(a)If this Agreement is terminated pursuant to any provision of Section 13.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 10.1(c), Section 10.2, Section 10.3, this Section 13.2, Section 13.3, Article I and Article XV (other than Section 15.3, Section 15.8, Section 15.15 and Section 15.17, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination. Upon the termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.
(b)If Seller has the right to terminate this Agreement pursuant to Section 13.1(a) or Section 13.1(c) and Buyer is a Breaching Party, then, in such event, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement pursuant to Section 13.1(a) or Section 13.1(c), as applicable, and receive the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer (and the Parties shall execute joint written instructions to the Escrow Agent authorizing the same within two (2) Business Days from such termination). The provision for receipt of the Deposit as liquidated damages in this Section 13.2(b) has been included because, in the event of a termination of this Agreement where Seller is entitled to receive the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(c)If Buyer has the right to terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(c) and Seller is a Breaching Party, then, in such event, Buyer shall have the right to, at its option, (A) (x) terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(c), as applicable, (y) receive the Deposit free and clear of any claims thereon by Seller (and the Parties shall execute joint written instructions to the Escrow Agent authorizing the same within two (2) Business Days from such termination), and (z) recover from Seller Buyer’s actual, out-of-pocket costs, expenses and damages incurred in connection with the transactions contemplated herein, such actual, out-of-pocket costs, expenses and damages described in this clause (z) not to exceed an amount equal to the Deposit or (B) in lieu of terminating this Agreement, seek an order of specific performance requiring Seller to close the transactions contemplated by this Agreement; provided that Buyer may simultaneously pursue any (one or more) of the foregoing remedies but in no event shall Buyer be permitted or entitled to receive both of the remedies described in the immediately foregoing clauses (A) and (B).
(d)If Buyer elects to seek specific performance of this Agreement in accordance with Section 15.17, the Parties specifically acknowledge and agree that monetary damages will not be sufficient to compensate Buyer. Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance for Buyer to specifically enforce the terms and provisions of this Agreement. Buyer shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 13.2(d), including by the institution of a Proceeding, Buyer shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement (including those set forth in this Section 13.2) in the event that the remedies provided for in this Section 13.2(d) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.2(d) shall require Buyer to institute any Proceeding for (or limit Buyer’s right to institute a Proceeding for) specific performance prior or as a condition to exercising any termination right under this Article XIII, nor shall the commencement of any Proceeding pursuant to this Section 13.2(d) restrict or limit Buyer’s right to terminate this Agreement in accordance with this Article XIII.
(e)If Seller has the right to terminate this Agreement pursuant to Section 13.1(f), then, in such event, Seller shall have the right to, at its option, (i) terminate this Agreement pursuant to Section 13.1(f) and to receive a payment from TXO Buyer in an amount equal to the Deposit (which the Parties recognize will satisfy TXO Buyer’s obligation to fund the Deposit under Section 3.1(b) or (ii) in lieu of terminating this Agreement, seek an order of specific performance requiring TXO Buyer to fund the Deposit as contemplated by Section 3.1(b); provided that Seller may simultaneously pursue any (one or more) of the foregoing remedies but in no event shall Seller be permitted or entitled to receive both of the remedies described in the immediately foregoing clauses (i) and (ii). If Seller exercises the remedy set forth in Section 13.2(e)(ii), then the provisions in Section 13.2(d) will apply, mutatis mutandis.
(f)In the event that this Agreement is terminated under Section 13.1 and Seller is not entitled to receive the Deposit under Section 13.2(b) or Section 13.2(e), the Deposit shall be returned to Buyer upon the termination of this Agreement (and the Parties shall execute joint written instructions to the Escrow Agent authorizing the same within two (2) Business Days from such termination).
(g)If a Party resorts to legal Proceedings to enforce this Agreement, the prevailing Party in such Proceedings shall be entitled to recover all costs incurred by such Party from the Party that is in breach or default, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.
13.3Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.
Article XIV
ASSUMPTION; INDEMNIFICATION; SURVIVAL
14.1Assumption.
(a)Assumed Obligations. Without limiting Buyer’s rights to indemnity under this Article XIV, upon and after Closing, Buyer will assume, pay, fulfill, perform and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations, Liabilities, and duties associated with the ownership and operation of the Assets, whether arising before, on, or after the Effective Time, together with all Plugging and Abandonment Obligations, Environmental Obligations, and all other obligations, liabilities, and duties assumed by Buyer under this Agreement, and regardless of whether resulting from any acts or omissions of the Seller Parties (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, CONCURRENT OR

COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER PARTIES) (collectively, together with the Plugging and Abandonment Obligations and the Environmental Obligations, the “Assumed Obligations”); provided, however, that (a) Buyer does not assume any Excluded Obligations and (b) Buyer only assumes the Specified Obligations from and after the expiration of Seller’s indemnification for such Specified Obligations under Section 14.4(c).
(b)Plugging and Abandonment Obligations. Upon and after Closing, Buyer assumes full responsibility and liability for all plugging and abandonment obligations related to the Assets (collectively, “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before, on, or after the Effective Time and regardless of whether resulting from any acts or omissions of the Seller Parties (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER PARTIES) or the condition of the Assets when acquired; provided, however, that (a) Buyer does not assume any Excluded Obligations and (b) Buyer only assumes the Specified Obligations from and after the expiration of Seller’s indemnification for such Specified Obligations under Section 14.4(c).
(c)Environmental Obligations. Upon and after Closing, Buyer assumes full responsibility and liability for all of the following occurrences, events, conditions and activities on or related to the Assets (collectively, “Environmental Obligations”), regardless of whether arising from the ownership or operation of the Assets before, on or after the Effective Time and regardless of whether resulting from any acts or omissions of the Seller Parties (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER PARTIES) or the condition of the Assets when acquired, including: (i) environmental pollution or contamination of any nature or type, including pollution or contamination of the soil, groundwater, surface water, or air by Hydrocarbons, drilling fluid or other chemicals, brine, produced water, NORM, wastes, Hazardous Substances, or any other material substance; (ii) underground injection activities and waste disposal on the Assets; (iii) clean-up responses, and the cost of Remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks; (iv) non-compliance with applicable land use, surface disturbance, licensing or notification rules, regulations, demands or orders of appropriate state or federal regulatory agencies; (v) disposal on the Assets of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Assets; and (vi) non-compliance with Environmental Laws; provided, however, that (a) Buyer does not assume any Excluded Obligations and (b) Buyer only assumes the Specified Obligations from and after the expiration of Seller’s indemnification for such Specified Obligations under Section 14.4(c).
14.2Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ANY AFFILIATES OF ANY TIER OF THE INDEMNIFIED PARTY, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, OWNERS, MEMBERS, MANAGERS, EMPLOYEES, PARTNERS AND AGENTS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS’ AFFILIATES’ OF ANY TIER, AND ITS AND THEIR RESPECTIVE OFFICERS’, DIRECTORS’, OWNERS’, MEMBERS’, MANAGERS’, EMPLOYEES’, PARTNERS’, AND AGENTS’) SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE,

STRICT LIABILITY, OR OTHER FAULT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
14.3Buyer’s Indemnity. From and after Closing, Buyer SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS the Seller Parties from and against any and all Claims caused by, resulting from or incidental to:
(a)the Assumed Obligations;
(b)any obligations for brokerage or finder’s fee or commission incurred by Buyer in connection with its purchase of the Assets; and/or
(c)any breach of the representations and warranties of Buyer contained in this Agreement or in the Buyer’s Certificate, or any breach or failure to perform any covenant or obligation of Buyer contained in this Agreement;
(d)but excepting in each case Claims against which Seller would be required to indemnify Buyer under Section 14.4, subject to the limitations set forth herein.
14.4Seller’s Indemnity. Subject to the provisions and limitations set forth in this Article XIV, from and after Closing, Seller SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS the Buyer Parties from and against any and all Claims caused by, resulting from or incidental to:
(a)any breach of the representations and warranties of Seller contained in this Agreement or in the Seller’s Certificate;
(b)any breach or failure to perform any covenant or obligation of Seller contained in this Agreement; and/or
(c)the Retained Obligations.
14.5Indemnification Procedures.
(a)In General. For purposes of Section 10.1(c) and this Article XIV, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Seller Party or Buyer Party, as applicable, with respect to such Liabilities pursuant to Section 10.1(c) or this Article XIV, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Seller Party or Buyer Party, as applicable, having the right to be indemnified with respect to such Liabilities by Buyer or Seller, as applicable, pursuant to Section 10.1(c) or this Article XIV.
(b)Claims Procedure. To make a claim for indemnification under Section 10.1(c), Section 14.3 or Section 14.4, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 14.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim (including an audit or administrative proceeding with respect to Taxes) by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.5(b) shall not relieve the Indemnifying

Party of its obligations under Section 10.1(c), Section 14.3 or Section 14.4 (as applicable) except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)Third Party Claims.
(i)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(ii)If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.5(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).
(iii)If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with a single counsel of the Indemnified Party’s choosing (and if there are multiple Indemnified Parties, all such Indemnified Parties shall choose a single counsel), subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (1) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (A) consent to such settlement or (B) reject, in its reasonable judgment, the proposed settlement, or (2) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (2) above.

(iv)To the extent the provisions of this Section 14.5 are inconsistent with Section 15.3(f), then Section 15.3(f) shall control.
(d)Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter. If the Indemnifying Party does not admit or otherwise does deny its Liability against a claim for indemnification not based upon a Third Party Claim within the thirty (30)-day time period set forth in this Section 14.5(d), then the Indemnified Party shall diligently and in good faith pursue its rights and remedies under this Agreement with respect to such claim for indemnification.
14.6Limitations on Liability of Seller. Notwithstanding anything to the contrary herein, Seller’s obligations pursuant to this Article XIV shall be subject to the following limitations:
(a)Threshold. Any single item or group of related items that results in indemnity claims (other than a claim for a breach of any Fundamental Representation and the representations and warranties set forth in Section 4.13) pursuant to Section 14.4(a) of less than Four Hundred Fifty Thousand Dollars ($450,000) will not apply toward the Deductible Amount or be indemnifiable hereunder.
(b)Deductible. Seller shall have no liability out of or relating to Section 14.4(a) until, and only to the extent that, the aggregate amount of all such indemnification claims actually incurred by Buyer thereunder (excluding claims for which Section 14.6(a) applies) exceeds an amount equal to three percent (3%) of the Purchase Price (the “Deductible Amount”), in which event Seller’s indemnity obligations under Section 14.4(a) shall apply only to indemnification claims (excluding claims for which Section 14.6(a) applies) to the extent that they exceed the Deductible Amount (subject to the maximum liability provided for in Section 14.6(c) below); provided, however, the limitation in this paragraph shall not apply to any claims for a breach of any Fundamental Representation or the representations and warranties set forth in Section 4.13.
(c)Indemnity Cap. Notwithstanding anything to the contrary contained in this Agreement, the Transaction Documents or otherwise, in no event shall Seller be required to indemnify the Buyer Parties under this Article XIV or otherwise for aggregate Liabilities in excess of ten percent (10%) of the Purchase Price (the “Cap Amount”), and Buyer waives and releases and shall have no recourse against Seller pursuant to this Article XIV in excess of such Cap Amount.
(d)Duty to Mitigate. Each Party shall have a duty to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.
(e)Taxes. Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify Buyer under this Article XIV with respect to any breach by Seller of any representation or warranty set forth in Section 4.13 to the extent attributable to any Asset Tax allocable to Buyer under this Agreement.
(f)Materiality Scrape. Notwithstanding anything in this Agreement to the contrary, the Liabilities for which any Party is obligated to indemnify or entitled to indemnity under Section 14.4(a) shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or material adverse effect or similar qualifier set forth in any representation or warranty.
(g)Single Counsel. Seller shall not be obligated to indemnify Buyer for costs of expenses of more than one legal counsel (and one local counsel) on any indemnifiable matter.
(h)Other. The obligations set forth in Article XIV shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets and (iii) any amount that would result in a double recovery.
14.7Survival.
(a)Seller’s Representations and Warranties. Seller’s representations and warranties in Article IV (other than Fundamental Representations), the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 14.4(a) with respect to all such representations and warranties, shall expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date (the “General Indemnity Period”). Seller’s Fundamental Representations, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 14.4(a) with respect to such representations and warranties, shall expire and terminate at 5:00 p.m. Central time on the date that is thirty (30) days following the expiration of the applicable statute of limitations. The Special Warranty shall expire and terminate on the Special Warranty Termination Date.
(b)Seller’s Covenants. Each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller at or prior to Closing (other than Section 5.13) and the corresponding indemnity obligations of Seller under Section 14.4(b) with respect to such covenants and obligations shall terminate at Closing. All other covenants and performance obligations of Seller (other than Section 5.13) set forth in this Agreement and the corresponding indemnity obligations of Seller under Section 14.4(b) with respect to such covenants and obligations shall survive the Closing for the time period specified in the Agreement and, if not so specified, shall survive the Closing and remain in full force and effect until fully performed. Each of the covenants and performance obligations of Seller set forth in Section 5.13 and the corresponding indemnity obligations of Seller under Section 14.4(b) with respect to such covenants and obligations shall terminate at the end of the General Indemnity Period.
(c)Seller’s Retained Obligations. The Specified Obligations and the corresponding indemnity obligations of Seller under Section 14.4(c) with respect to such items shall survive the Closing and remain in full force and effect until the expiration of the General Indemnity Period and (ii) the Excluded Obligations and the corresponding indemnity obligations of Seller under Section 14.4(c) with respect to such items shall survive the Closing and remain in full force and effect until 5:00 p.m. Central time on the date that is sixty (60) days following the expiration of the applicable statute of limitations.
(d)Buyer’s Representations, Warranties, Covenants and Other Indemnities. Buyer’s representations and warranties in Article V (other than Fundamental Representations), the corresponding representations and warranties in the Buyer’s Certificate and the corresponding indemnity obligations of Buyer under Section 14.3 with respect to all such representations and warranties, shall expire and terminate at the end of the General Indemnity Period. Buyer’s Fundamental Representations, the corresponding representations and warranties in the Buyer’s Certificate and the corresponding indemnity obligations of Buyer under Section 14.3 with respect to such representations and warranties, shall expire and terminate at 5:00 p.m. Central time on the date that is thirty (30) days following the expiration of the applicable statute of limitations. Each of the covenants and performance obligations of Buyer set forth in this Agreement that are to be complied with or performed by Buyer at or prior to Closing and the corresponding indemnity obligations of Buyer under Section 14.3 with respect to such covenants and obligations shall terminate at Closing. All other covenants and performance obligations of Buyer set forth in this Agreement and the corresponding indemnity obligations of Buyer under Section 14.3 with respect to such covenants and obligations shall survive the Closing for the time period specified in the Agreement and, if not so specified, shall survive the Closing and remain in full force and effect until fully performed. The Assumed Obligations and the corresponding indemnity obligations of Buyer under Section 14.3(a) with respect to such items shall survive the Closing indefinitely.
(e)Survival After Claim. Representations, warranties, covenants, agreements and indemnities of the Parties shall be of no further force and effect after the date of their expiration (if any), after which time no claim may be made with respect to such representation, warranty, covenant, agreement or indemnity. The indemnity obligations in Sections 14.3 and 14.4 shall terminate as of the termination date of each respective representation, warranty, covenant, agreement or indemnity that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered in good faith to the Indemnifying Party on or before such termination date. Notwithstanding anything to the contrary set forth in Section 14.7(a) through Section 14.7(c), if a Claim Notice has been properly delivered under Section 14.5(b) before the date any such representation, warranty, covenant, agreement or indemnity would otherwise expire under this Agreement alleging a right to indemnification or defense for Liabilities arising out of, relating to or attributable to the breach of such representation, warranty, covenant, agreement or indemnity, such representation, warranty, covenant, agreement or indemnity shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, agreement or indemnity have been fully and finally resolved under Section 14.5.
14.8Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 3.4, Section 3.5, Section 6.3, Section 10.1(c), Article XI, Article XII, this Article XIV and Section 15.17 in this Agreement, the Special Warranty, and the Deferred PPA, the Guaranty Agreement and the Agreement Regarding Employees, as applicable, contain the Parties’ exclusive remedies against each other with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any Transaction Document. Except as specified in Section 3.4, Section 3.5, Section 6.3, Section 10.1(c), Article XI, Article XII, this Article XIV and Section 15.17 in this Agreement, the Special Warranty, and the Deferred PPA, the Guaranty Agreement and the Agreement Regarding Employees, as applicable, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Parties, hereby releases, remises and forever discharges the Seller Parties from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby, the ownership, use or operation of any of the Assets prior to, on or after Closing or the condition, quality, status or nature of any of the Assets prior to, on or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates except as otherwise provided in Section 11.3.
14.9Insurance, Taxes.
(a)The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement or the Transaction Documents shall be reduced by any corresponding insurance proceeds from insurance policies carried by such Indemnified Party realized or that could reasonably be expected to be realized by such Indemnified Party if a claim were properly pursued under the relevant insurance arrangements.
(b)Buyer acknowledges and agrees that from and after the Closing, (i) Seller or any of its Affiliates may terminate coverage with respect to the Assets under any insurance policies maintained by Seller or any of its Affiliates (the “Seller Insurance Policies”) and (ii) none of the Assets will be covered under any Seller Insurance Policy following the Closing.
14.10Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.
14.11Deferred Amount Claims.
(a)Notwithstanding anything in this Agreement or the Transaction Documents to the contrary and subject to the applicable limitations set forth in this Article XIV, Seller’s Liability under this Article XIV (other than for indemnification claims validly and first made after the General Indemnity Period and for breaches of the Special Warranty (collectively, the “Offsetting Matters”)) shall be satisfied solely and exclusively from the Deferred Amount and, except for such offsets, Seller shall have no Liability for such Offsetting Matters.
(b)If, prior to the Final Due Date, Buyer has validly asserted a claim for an Offsetting Matter in accordance with the terms of this Agreement and either (x) Buyer and Seller have agreed in writing on such Offsetting Matter or (y) there is a final and non-appealable judgment in favor of Buyer with respect to such Offsetting Matter (including, in each case, the amount owed by Seller to Buyer for such Offsetting Matters), then TXO Buyer shall be allowed to reduce the Deferred Amount by such amount as full and complete satisfaction of such Offsetting Matter.
(c)If, prior to the Final Due Date, Buyer has validly asserted a claim for an Offsetting Matter in accordance with the terms of this Agreement and (x) Buyer and Seller have not agreed in writing on such Offsetting Matter and (y) there is not a final and non-appealable judgment in favor of Buyer with respect to such Offsetting Matter, then (i) Buyer and Seller shall execute and deliver a new escrow agreement with Escrow Agent (in substantially the form of the Escrow Agreement) establishing a new escrow account for such Offsetting Matter, (ii) TXO Buyer shall reduce the Deferred Amount paid to Seller on the Final Due Date by Buyer’s good faith assertion of the amount claimed by Buyer for such Offsetting Matter (the “Offsetting Claim Amount”), (iii) Buyer shall deposit the Offsetting Claim Amount with the Escrow Agent pending the resolution of such Offsetting Matter and (iv) upon final resolution of such Offsetting Matter, the Parties shall execute joint written instructions to the Escrow Agent authorizing the release of the Offsetting Claim Amount to the Party (or Parties) so entitled to such amount.
(d)Except as expressly provided in this Section 14.11, Buyer shall have no right to offset, delay or withhold the payment of the Deferred Amount.

14.12Treatment of Indemnity Payments. Any payment pursuant to this Article XIV shall be treated for Tax purposes as an adjustment to the Purchase Price except to the extent otherwise required by Law.
Article XV
MISCELLANEOUS
15.1Appendices, Exhibits and Schedules.
(a)All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.
(b)In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules be deemed or interpreted to broaden the scope of the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. The inclusion of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules shall not be construed as an admission or acknowledgment or otherwise imply (i) that such matter, fact, occurrence, information or circumstance is required to be listed in the Exhibits or Schedules in order for any representation or warranty in this Agreement to be true and correct or (ii) that, with respect to any representation or warranty qualified by materiality (or similar qualifier), such matter, fact, occurrence, information or circumstance is, or may be, material.
(c)Any exception, qualification or other disclosure set forth on the Exhibits or Schedules attached to this Agreement with respect to a particular representation, warranty, obligation, covenant, condition, indemnity or agreement contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties, obligations, covenants, conditions, indemnities and agreements contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent that such exception, qualification or disclosure is applicable to such other representations, warranties, obligations, covenants, conditions, indemnities and agreements whether or not such exception, qualification or disclosure is so numbered.
(d)Matters reflected in the Exhibits or Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Exhibits or Schedules. In particular, if the Exhibits or Schedules contain supplementary information not specifically required under this Agreement to be included in the Exhibits or Schedules, such additional matters are set forth solely for informational purposes, are not represented or warranted in this Agreement and do not necessarily include other matters of a similar nature. In addition, the disclosure of any matter in the Exhibits or Schedules is not to be deemed an admission against any Party that such matter actually constitutes noncompliance with or a violation of contract or Law or other topic to which such disclosure is applicable. In disclosing any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same.
15.2Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated hereby or thereby shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.
15.3Taxes.
(a)
(i)Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(ii)For purposes of determining the allocations described in Section 15.3(a)(i), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.
(iii)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.4 or Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.3(a).
(b)All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey or transfer title to the Assets to Buyer shall be borne by Buyer. All sales, use, transfer, stamp, documentary, registration or similar Taxes, if any, incurred or imposed with respect to the transactions described in this Agreement or any other Transaction Document (collectively, “Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(c)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Assets for any tax period beginning prior to the Effective Time. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement, which retention shall be until the expiration of the statute of limitations of the respective Tax periods.
(d)Seller shall be entitled to any and all refunds of Asset Taxes economically borne by Seller. If Buyer receives a refund of Asset Taxes to which Seller is entitled pursuant to this Section 15.3(d), Buyer shall forward to Seller the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.
(e)After the Closing Date, Buyer shall (a) be responsible for paying any Asset Taxes for any (i) Tax period that ends before the Closing Date or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall cause to be prepared and filed with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) submit each such Tax Return to Seller for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed) reasonably in advance of the due date therefor, and (c) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. Buyer shall give Seller a written statement of any Taxes allocated to Seller that are actually paid by Buyer. The Parties agree that (x) this Section 15.3(e) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority and (y) nothing in this Section 15.3(e) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 15.3(e) not caused by Seller or its Affiliates, which shall be borne by Buyer).
(f) After the Closing:
(i)Buyer shall, within ten (10) days after receipt, provide Seller with written notice of any inquiries, audits, examinations, or proposed adjustments by any Governmental Authority with respect to any Asset Taxes or a Tax Return with respect to Asset Taxes (a “Tax Proceeding”) for any Tax period ending prior to the Effective Time. Seller shall have the sole right to control any Tax Proceeding for any Tax period ending prior to the Effective Time, but not a Straddle Period, and to take any actions in connection with such Tax Proceeding, including the sole right to settle, compromise, or otherwise conclude such Tax Proceeding.
(ii)Buyer and Seller shall promptly, but in any event not later than ten (10) days of receipt, provide each other with notice of any Tax Proceeding for any Straddle Period. Buyer shall control the conduct of any Tax Proceeding for any Straddle Period, provided, that Buyer shall (x) keep Seller reasonably informed of the progress of such Tax Proceeding, (y) permit Seller (or Seller’s counsel) to participate in such Tax Proceeding, including in meetings with the applicable Governmental Authority and (z) not settle, compromise and/or concede any portion of such Tax Proceeding without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)Except as provided in Section 15.3(f)(i) and Section 15.3(f)(ii), Buyer shall have the right to control any other Tax Proceeding, provided, that Buyer shall obtain the written consent of Seller prior to settling, compromising and/or conceding any such Tax Proceeding that could reasonably be expected to have an adverse effect on Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).
15.4Assignment. Without creating any limitation on the Assignment of the Assets (in whole or in part) or Buyer’s right to assign all or any portion of the Assets following Closing,

this Agreement may not be assigned by either Party without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, no consent of Seller shall be required for Buyer to assign this Agreement, in whole or in part, to an Affiliate of Buyer prior to Closing so long as such assignment does not delay Closing or result in an adverse tax consequences to Seller. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any Liabilities hereunder, including Liabilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their Liabilities (including indemnity obligations) hereunder.
15.5Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.6Publicity. Except as required by Law or any nationally recognized securities exchange, neither Party shall issue or make any press release or other public announcement concerning this Agreement (or otherwise publicly disclose the terms of this Agreement) without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  At least 24 hours prior to issuing or making any press release or other public announcement concerning this Agreement (or otherwise publicly disclosing the terms of this Agreement), in each case, in accordance with this Section 15.6, the disclosing Party shall provide the other Party with such release, announcement or disclosure and shall incorporate any reasonable comments requested by such other Party into such release, announcement or disclosure.  Notwithstanding anything herein to the contrary, (a) except as required by Law, neither Buyer, on the one hand, nor Seller, on the other hand, shall disclose the name of the other Party (or the names of any Affiliates of such other Party) in any public release or announcement without the prior written consent of the other Party (which consent may be withheld for any reason); and (b) the terms of this Section 15.6 shall not restrict disclosures or announcements made by a Party or its Nonparty Affiliates to such Party’s or its Nonparty Affiliate’s partners, members, stockholders and similar equity holders (including via shareholder portals).
15.7Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is affirmatively acknowledged by the receiving party, and with the receiving Person affirmatively obligated to promptly acknowledge receipt), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:
White Rock Energy, LLC
5810 Tennyson Pkwy. #500
Plano, TX 75024
Attention: Adam Visosky
Phone: (214) 736-8760
Email:    avisosky@whiterockog.com
With a copy to (which shall not constitute notice):
Vinson & Elkins LLP
2001 Ross Ave #3900
Dallas, TX 75201
Attention: John Grand
Phone: (214) 220-7866
Email:    jgrand@velaw.com
If to TXO Buyer:
MorningStar Operating LLC
400 W 7th Street
Fort Worth, TX 76102
Attention: Brent W. Clum and Allen “Law” Armstrong
Phone: (817) 334-7811
Email:    bclum@txopartners.com / aarmstrong@txopartners.com
With a copy to (which shall not constitute notice):
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, TX 76102
Attention: Todd W. Spake and Drew Neill
Phone: (817) 878-3592 / (817) 878-3565
Email:    todd.spake@kellyhart.com / drew.neill@kellyhart.com
If to NH Buyer:
NHPP II Fortuna Rockies, LLC
NHPP V Fortuna Rockies, LLC
1106 Witte Road, Suite 100
Houston, TX 77055
Attention: Mike Jabon
Phone: (713) 936-6561
Email:    mjabon@northhudsonrp.com

With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, TX 77002
Attention: Rahul Vashi; Adam Whitehouse
Phone: (346) 718-6659; (346) 718-6696
Email:    RVashi@gibsondunn.com; AWhitehouse@gibsondunn.com
Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.7.
15.8Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.
15.9Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
15.10Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the Nonparty Affiliates, nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns or the Parties’ respective Buyer Parties or Seller Parties, as applicable) any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Buyer Parties or Seller Parties, as applicable (but shall not be obligated to do so).
15.11Amendment. This Agreement may be amended or modified only by an instrument in writing executed by both Parties (or their permitted successors and assigns) and expressly identified as an amendment or modification.
15.12Waiver; Rights Cumulative. Any of the terms, covenants, agreements, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective Representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, agreement, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right by Seller or Buyer shall not preclude the exercise of any other right.
15.13Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO REAL PROPERTY FOR ASSETS LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.
(b)Except as provided in Section 3.5, Article XI and Article XII, the Parties hereby irrevocably submit to the exclusive jurisdiction of the First Business Court of the State of Texas located in Dallas, Texas or the United States District Court located in Dallas, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute shall be heard and determined exclusively in such courts and each Party irrevocably agrees to not institute suit over any dispute arising out of relating to this Agreement in any other forum. The Parties irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. Each of the Parties hereby consents to process being served by any Party in any Proceeding of the nature specified in this Section 15.13(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 15.7.
(c)To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).
(d)EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
15.14Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.15Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer shall, at its sole cost and expense, eliminate the name “White Rock Energy” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
15.16Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.
15.17Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed (including Seller’s or Buyer’s obligation to close the transaction completed by this Agreement), the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article XIII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. Notwithstanding any other provision of this Agreement, nothing in this Agreement (including this Section 15.17) gives Seller the right to enforce specific performance of the Closing by Buyer.
15.18Affiliate Liability. All obligations and/or other Liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or any successor or permitted assign of any of the Parties (“Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including (a) any Person negotiating or executing this Agreement on behalf of a Contracting Party, (b) any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party (including Quantum Energy Partners and its affiliated funds and portfolio companies and White Rock Oil & Gas Holdings, LLC or any its subsidiaries), and (c) the foregoing Persons’ respective past, present or future directors, officers, employees, incorporators, members, partners, managers, equityholders, Affiliates, agents, attorneys, or other Representatives of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise. Each Nonparty Affiliate is expressly intended as a third-party beneficiary of this Section 15.18, and notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 15.18 shall be enforceable by each Nonparty Affiliate.
15.19Nonparty WRE Funds. Buyer acknowledges and agrees that (a) the Nonparty WRE Funds own interests in, and operate (or direct the operation of), certain of the Assets (including the Nonparty WRE Operated Assets) and (b) Seller does not direct or control the Nonparty WRE Funds. Notwithstanding anything in this Agreement to the contrary, (i) Seller shall have no obligation under this Agreement to direct or cause the Nonparty WRE Funds to take or refrain from taking any action with respect to the Assets and (ii) without limitation to Section 1.2, Seller shall have no obligations or Liabilities under this Agreement or otherwise for any acts or omissions taken by the Nonparty WRE Funds.
15.20Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due and the Parties intend that each and every such date and time be the firm and final date and time, as agreed, subject to Section 1.2. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.
15.21Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money and rights to specific enforcement, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and each of the Transaction Documents. As the payment of money and rights to specific enforcement shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby.
15.22Limitation on Damages. SUBJECT TO THE BELOW PROVISO, NONE OF THE BUYER PARTIES OR SELLER PARTIES NOR ANY OTHER PERSON SHALL BE ENTITLED TO ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BUYER, ON BEHALF OF EACH OF THE BUYER PARTIES AND SELLER, ON BEHALF OF EACH OF THE SELLER PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED THAT ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES RECOVERED BY A THIRD PARTY AGAINST A PARTY SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.
15.23Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to Third Party operator(s) of the Assets of the assignment of such Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
15.24Joint and Several. Except for payment of the Deferred Amount and liability for the representations and warranties of TXO Buyer and NH Buyer in this Agreement and the Buyer’s Certificate and liability of TXO Buyer under the Deferred PPA and the Guaranty Agreement, the obligations and Liabilities of TXO Buyer and NH Buyer under this Agreement and the Transaction Documents shall be joint and several. Any notices or claims required or permitted of Buyer under this Agreement or any Transaction Document shall be made or submitted jointly by TXO Buyer and NH Buyer and the resolution of any disputes relating thereto (or otherwise arising under this Agreement or any Transaction Document) shall be administered jointly by TXO Buyer and NH Buyer.
[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.
SELLER:

WHITE ROCK ENERGY, LLC

By:
Name:
Title:

Signature Page to
Purchase and Sale Agreement

BUYER:
MORNINGSTAR OPERATING LLC
By:
Name:     Brent W. Clum
Title:     Co-CEO and Chief Financial Officer

NHPP II FORTUNA ROCKIES, LLC
By:
Name:
Title:
NHPP V FORTUNA ROCKIES, LLC
By:
Name:
Title:

Signature Page to
Purchase and Sale Agreement

Annex I

DEFINED TERMS
“AAA” shall have the meaning set forth in Section 3.5.
“Accounting Expert” shall have the meaning set forth in Section 3.5.
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(a).
“AFEs” shall have the meaning set forth in Section 4.12.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, “Affiliates”, when used with respect to Seller, shall only include White Rock Energy Holdings, LLC and its subsidiaries (except for purposes of Section 15.18 and the definition of Nonparty Affiliates therein) and shall not include any other Nonparty Affiliates or Nonparty WRE Funds.
“Aggregate Deductible” shall mean three percent (3%) of the Purchase Price.
“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Agreement Regarding Employees” means that certain Agreement Regarding Employees by and between Buyer and WRE Operating dated as of the Execution Date.
“Allocable Share” means (a) with respect to TXO Buyer, an undivided seventy percent interest (70%) and (b) with respect to NH Buyer, an undivided thirty percent interest (30%), with such thirty percent interest (30%) to be allocated between each NH Buyer as set forth in the Assignment at Closing.
“Allocated Values” shall have the meaning set forth in Section 3.6.
“Allocation” shall have the meaning set forth in Section 3.7.
“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound relating to any of the Assets and (in each case) to the extent that they will be binding on Buyer or the Assets after Closing, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farm-in and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Asset Credit Support” shall have the meaning set forth in Section 4.19.
“Asset Taxes” shall mean ad valorem, real or personal property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, operation or
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ownership of the Assets or the severance, extraction, production, gathering, processing or transportation of Hydrocarbons (or the receipt of proceeds) therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” shall have the meaning set forth in Section 2.2.
“Assignment” shall mean the Assignment, Bill of Sale and Conveyance from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit F.
“Associated Assets” means, with respect to any Retained Asset (or portion thereof), any other Asset (or corresponding portion thereof) that (x) is operationally dependent upon such Retained Asset, (y) creates rights or obligations related to the use of such Retained Asset or (z) is otherwise appurtenant to such Retained Asset.
“Assumed Obligations” shall have the meaning set forth in Section 14.1.
“Audit Firm” shall mean KPMG LLP.
“Bakken Formation” shall mean those stratigraphic units between the top of the upper Bakken Shale Formation and the top of the Nisku Formation commonly known as the Bakken Formation and without limiting the foregoing expressly includes the stratigraphic equivalent of 10,637’ to 10,887’, measured depths, as seen on the Triple Combo Log run in the Martell 36-25 HTF2 Well (API number 33-053-04825) located in Section 36, Township 151N, Range 103W, McKenzie County, North Dakota.
“Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any employment, consulting, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, equity and equity-based compensation, vacation, severance, retention, change of control, post-retirement health and welfare, pension, profit sharing, retirement, disability, death benefit, hospitalization, insurance, and other compensation and benefit plan, policy, agreement, arrangement, program and practice.
“Breaching Party” shall mean a Party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to close the transactions contemplated by this Agreement as set forth in Article VII or Article VIII, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the Seller (in the case of Buyer) or Buyer (in the case of Seller) being ready, willing and able to satisfy such conditions at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party (or, in the case of a Buyer, by the other Buyer). For clarity, if either TXO Buyer or NH Buyer is a Breaching Party, then the other Buyer shall also be a Breaching Party.
“Burden” shall mean royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Dallas, Texas are generally open for business.
“Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.
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“Buyer Financial Statements” shall have the meaning set forth in Section 6.11(b).
“Buyer Parties” or “Buyer Party” shall mean, collectively, Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives.
“Buyer Replacement XTO Bond” shall have the meaning set forth in Section 6.4(d).
“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(i).
“Cap Amount” shall have the meaning set forth in Section 14.6(c).
“Casualty Loss” shall have the meaning set forth in Section 11.3(b).
“Claim” shall mean any and all Liabilities, demands, liabilities, damages, expenses, fines, penalties, costs, claims, actions, causes of action and judgments, including claims for: (a) breaches of contract; (b) loss or damage to property (real or personal), injury to or death of any person (including illness and disease), and other tortious injury; and (c) violations of applicable Laws, orders or any other legal right or duty actionable at law or equity.
“Claim Date” shall have the meaning set forth in Section 11.2(a).
“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.1.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated October 29, 2024, by and between Seller and Buyer.
“Consent” shall have the meaning set forth in Section 4.6.
“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Surface Right or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets; provided, however, that Contract shall specifically exclude any expired or terminated Contract.
“Contracting Parties” shall have the meaning set forth in Section 15.18.
“Cure Period” shall mean, with respect to any Title Defect, the period ending ninety (90) days after the Closing Date.
“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“D&C Costs” shall mean all capital expenditures incurred in connection with the drilling, completion and equipping of any Wells in Progress. For clarity, operating expenses incurred in respect of a Well in Progress, and any maintenance or other capital expenses incurred after a Well in Progress achieves first production, shall not be D&C Costs (but shall be Property Expenses).
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“Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.
“Deductible Amount” shall have the meaning set forth in Section 14.6(b).
“Defect Escrow Account” shall mean the escrow account established by the Escrow Agent to hold the Defect Escrow Amount in accordance with the Escrow Agreement.
“Defect Escrow Amount” shall have the meaning set forth in Section 11.2(c)(ii).
“Defensible Title” shall mean such record title (or contractual or statutory rights evidenced by joint operating agreements, unit agreements, pooling agreements, pooling orders, well elections or other similar contractual agreements or statutory provisions, in each case, evidenced of public record or provided to Buyer pursuant to Section 10.1) of Seller to each and Well set forth on Exhibit B-1 or Exhibit B-2 and Well Location set forth on Exhibit B-4 that as of the Effective Time to the Closing and subject to Permitted Encumbrances:
(a)with respect to each Well or Well Location described on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable, entitles Seller to receive throughout the productive life of such Well or Well Location not less than the Net Revenue Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable, for each Target Formation set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4 with respect to such Well or Well Location, as applicable, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting party, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of (A) pools or units or (B) allocations to horizontal wells, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries and (iv) as otherwise set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable;
(b)with respect to each Well or Well Location described on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable, obligates Seller to bear throughout the productive life of such Well or Well Location the Working Interest not greater than the Working Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable, for each Target Formation set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4 with respect to such Well or Well Location, as applicable, except (i) increases to the extent that they are accompanied by a proportionate or greater increase in Seller’s corresponding Net Revenue Interest as to each such Target Formation, (ii) increases to the extent such increases result from contribution requirements with respect to defaulting co-owners under applicable operating agreements or Law, (iii) increases to the extent such increases result from co-owners electing under applicable operating agreements or forced pooling orders not to participate in an operation relating to a Well or Well Location, or (iv) as otherwise identified on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable; and
(c)is free and clear of all Encumbrances.
“Deferred Amount” shall have the meaning set forth in Section 3.1(a).
“Deferred PPA” shall mean the Agreement Regarding Deferred Purchase Price from TXO Buyer to Seller, substantially in the form attached to this Agreement as Exhibit G.
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“Deposit” shall have the meaning set forth in Section 3.1(b).
“Derivative Financial Instrument” shall mean any Contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar hedge transaction.
“Dispute Notice” shall have the meaning set forth in Section 3.4(a).
“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).
“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).
“DPA” shall have the meaning set forth in Section 5.12.
“Effective Time” shall mean 12:01 a.m. (Central Time) on May 1, 2025.
“email” shall have the meaning set forth in Section 15.7.
“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).
“Environmental Defect” shall mean (a) a condition, event or circumstance existing on the Execution Date that causes a Well or Well Location not to be in compliance with, or to be subject to a current remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to any Well or Well Location or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that the following shall not constitute an Environmental Defect: (i) any matter listed on Schedule 4.16; (ii) the presence of NORM, asbestos, or any asbestos containing materials; (iii) good or desirable operating practices not required under Environmental Law; (iv) all Liabilities with respect to the Decommissioning of any Wells; and (v) occupational health and safety matters.
“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
“Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).
“Environmental Laws” shall mean, as the same have been amended to the Execution Date, all Laws pertaining to prevention of pollution, protection of the environment (including natural resources), Remediation of contamination or restoration of environmental quality, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all analogous federal, state and local Laws addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.
“Environmental Obligations” shall have the meaning set forth in Section 14.1(c).
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“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.
“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Execution Date, entered into by and among Seller, Buyer and the Escrow Agent to hold the Deposit and, as of the Closing Date, the Defect Escrow Amount (if any) in two separate accounts.
“Excluded Assets” shall mean: (a) all of Seller’s minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Purchase Price set forth in Section 3.2(b)(ix), all funds held in suspense; (c) to the extent that they do not relate to the Assumed Obligations and except with respect to refunds and adjustments attributable to over payments of D&C Costs attributable to the Wells in Progress, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property occurring prior to the Effective Time or relating to matters for which Seller is providing indemnification hereunder; (e) all Hydrocarbons produced and sold from Seller’s interest in the Assets with respect to all periods prior to the Effective Time; (f) any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to Taxes allocable to Seller pursuant to this Agreement, including without limitation (i) Asset Taxes attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, (ii) Income Taxes of Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time; (g) all personal computers and associated peripherals and all radio and telephone equipment, other than the SCADA Equipment, but including any software or programs used in connection with the SCADA Equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions, mineral ownership reports, abstracts of title and title curative documents); (j) all data, information and agreements that cannot be assigned or disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all of Seller’s emails and similar electronic files; (l) all personnel files and employee or employment-related records of Seller or its Affiliates; (m) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or with respect to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (n) all geological, geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments (unless Buyer has separately agreed in writing to pay), or incurring any Liabilities; (o) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers of the Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Representatives of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or any of its Representatives, and any prospective purchaser of the Assets other than Buyer and (v) correspondence between or among Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (p) any offices, office leases and any Personal Property located in or on such offices or office leases (other than the Field Office, but for clarity, excluding any Personal Property described on Exhibit E even if currently located on or held for use at such
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Field Office); (q) any other assets, properties or items specifically listed on Exhibit E; (r) any Derivative Financial Instruments; (s) any debt instruments; (t) any master services agreements or similar Contracts of Seller or its Affiliates; (u) any assets described in Section 2.1(d), Section 2.1(e), Section 2.2(d) or Section 2.2(e) that are not assignable; and (v) any assets that are finally excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a), Section 11.5 or Section 12.1(c)(ii), or any other provision of this Agreement.
“Excluded Obligations” shall mean (a) obligations and Liabilities arising out of Seller’s or its Affiliates indebtedness for borrowed money or hedging arrangements; (b) obligations, Liabilities and other matters related to such Seller’s or its Affiliate’s Benefit Plans and other employee and consultant matters; (c) clause (a) of the definition of Seller Taxes; (d) all obligations and Liabilities to the extent that they are attributable to or arise solely out of the use, ownership or operation of the Excluded Assets; and (e) obligations and Liabilities relating to any matter listed on Schedule 4.5.
“Execution Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
“FCC” means the Federal Communications Commission.
“FCC Assignment Applications” has the meaning set forth in Section 6.10(a).
“FCC Licenses” means those certain Federal Communication Licenses set forth on Schedule FCC.
“FCC Rules” means Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act of 1934.
“Field Office” shall have the meaning set forth in Section 2.2.
“Final Due Date” has the meaning set forth in the Deferred PPA.
“Final Price” shall have the meaning set forth in Section 3.4(a).
“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).
“Financing” shall have the meaning set forth in Section 6.11(a)(ii).
“Fraud” shall mean, with respect to Seller, a materially false representation and warranty contained in Article IV made with Seller’s Knowledge that such representation and warranty is materially false as of the execution and delivery of this Agreement by Seller and with the deliberate intent to induce Buyer to enter into this Agreement or to act in reliance upon the false representation and warranty which causes Buyer, in justifiable reliance upon such false representation and warranty, to enter into or consummate this Agreement and to take action and suffer Liabilities by reason of such reliance. For the avoidance of doubt, “Fraud” does not include (x) constructive fraud, equitable fraud or promissory fraud or (y) any fraud based on constructive knowledge, negligent misrepresentation or recklessness.
“Full Lands” shall have the meaning set forth in Section 2.2.
“Full Leases” shall have the meaning set forth in Section 2.2.
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“Full Personal Property” shall have the meaning set forth in Section 2.2.
“Full Records” shall have the meaning set forth in Section 2.2.
“Full Surface Rights” shall have the meaning set forth in Section 2.2.
“Full Units” shall have the meaning set forth in Section 2.2.
“Full Wells” shall have the meaning set forth in Section 2.2.
“Fundamental Representations” shall mean the representations and warranties (i) of Seller in Section 4.1, Section 4.2, Section 4.3(a), Section 4.4, Section 4.14, and (ii) of Buyer in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5, Section 5.8, Section 5.9, Section 5.10, Section 5.11 and Section 5.12.
“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.
“Good Faith Update” shall have the meaning set forth in Section 12.1(a).
“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Tax authority or power, and any court, arbitral body or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Guaranty Agreement” shall mean the Guaranty by TXO Buyer and CT Field Services, LLC, in favor of Seller, substantially in the form attached to this Agreement as Exhibit H.
“Hard Consent” shall have the meaning set forth in Section 11.4(a).
“Hazardous Substances” shall mean any pollutants, contaminants, materials, wastes, constituents, compounds or chemicals classified, regulated, or defined as “toxic,” “hazardous,” a “hazardous waste,” “hazardous substance,” “extremely hazardous substances,” including any petroleum, waste oil or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalance Amount” shall mean the value at which the applicable Imbalance was either cashed out, made up or sold.
“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets pursuant to the relevant Contract, together with any appurtenant rights and
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obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.
“Income Taxes” shall mean (i) all Taxes based upon, measured by, or calculated with respect to gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including Asset Taxes), (ii) all Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, and (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above.
“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(e).
“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
“Initial Amount” shall have the meaning set forth in Section 3.1(a).
“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 12:01 a.m. (Central Time) on the Closing Date.
“Knowledge” shall mean, with respect to Seller, the actual knowledge (without investigation) of the individuals listed on Schedule I-1.
“Lands” shall have the meaning set forth in Section 2.2.
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning set forth in Section 2.2.
“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.
“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets in each case taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or any Transaction Document or the announcement, pendency or the closing of the transactions contemplated by this Agreement or the Transaction Documents; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the consent or request of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets or interest rates) in the area in which the Assets are located, the United States or anywhere in the world; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located, the United States or anywhere in the world; (e) acts of God, including hurricanes, earthquakes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, quarantine, terrorist activities or war or any similar disorder; (h) health conditions (including any
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epidemic, pandemic, or disease outbreak), including any worsening of such conditions; (i) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (j) a change in Laws or accounting rules (including GAAP) and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves; (l) changes in the prices of Hydrocarbons; (m) declines in well performance; (n) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; (o) the failure of Seller to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred); and (p) the matters set forth on the Schedules attached hereto.
“Material Contracts” shall have the meaning set forth in Section 4.8(a).
“Net Revenue Interest” shall mean: (a) with respect to any Well described on Exhibit B-1 or Exhibit B-2, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Well as set forth on Exhibit B-1 or Exhibit B-2 (but limited to the applicable Target Formations and subject to any reservations, limitations or depth restrictions set forth on Exhibit B-1 or Exhibit B-2), as to each applicable Target Formation, after giving effect to all Burdens and (b) with respect to any Well Location described on Exhibit B-4, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Well Location (but limited to the applicable Target Formations and subject to any reservations, limitations or depth restrictions set forth on Exhibit B-2), as to each applicable Target Formation, after giving effect to all Burdens.
“Nonparty Affiliate” shall have the meaning set forth in Section 15.18.
“Nonparty WRE Fund” shall mean any fund, investment vehicle, co-investment vehicle, managed account or other investment arrangement or product, in each case, that is directly or indirectly sponsored, controlled or otherwise managed by White Rock Associates GP II, LLC. For the avoidance of double, “Nonparty WRE Fund” does not include Seller.
“Nonparty WRE Operated Assets” shall have the meaning set forth in Section 6.2.
“NORM” shall mean naturally occurring radioactive material.
“Organizational Documents” shall mean, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“other Party” shall mean (a) when used with respect to Buyer, Seller and (b) when used with respect to Seller, Buyer.
“Outside Date” shall have the meaning set forth in Section 13.1(c).
“Partial Lands” shall have the meaning set forth in Section 2.1.
“Partial Leases” shall have the meaning set forth in Section 2.1.
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“Partial Personal Property” shall have the meaning set forth in Section 2.1.
“Partial Records” shall have the meaning set forth in Section 2.1.
“Partial Surface Rights” shall have the meaning set forth in Section 2.1.
“Partial Units” shall have the meaning set forth in Section 2.1.
“Partial Wells” shall have the meaning set forth in Section 2.1.
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.
“Permitted Encumbrances” shall mean:
(d)the terms and conditions of all Leases, Units, Surface Rights, Contracts, and all Burdens if the net cumulative effect of such Leases, Units, Surface Rights, Contracts, and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which Seller is entitled with respect to any Well described on Exhibit B-1 or Exhibit B-2 or Well Location described on Exhibit B-4, in each case, as to the applicable Target Formation, in an amount below the Net Revenue Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable for such Well or Well Location for such Target Formation or (ii) increase the aggregate Working Interest which Seller is obligated to bear with respect to any Well described on Exhibit B-1 or Exhibit B-2 or Well Location described on Exhibit B-4, in each case, as to the applicable Target Formation, in an amount greater than the Working Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4, as applicable for such Well or Well Location for such Target Formation (unless the Net Revenue Interest for such Well or Well Location is increased in the same or greater proportion as any such increase in Working Interest);
(e)Customary Post-Closing Consents;
(f)Third Party consent requirements and similar restrictions (i) that are not applicable to the transactions contemplated by this Agreement, (ii) if waivers or consents for such consent requirements or similar restrictions are obtained from the appropriate Persons prior to the Closing, or (iii) to the extent relating to Excluded Assets;
(g)Encumbrances for Taxes due and payable prior to Closing that are not yet delinquent or, if delinquent, that are being contested in good faith;
(h)conventional rights of reassignment (that have not been triggered);
(i)with respect to any interest in the lands not covered by the Leases and acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of an Asset;
(j)such Title Defects as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;
(k)all Laws and all rights reserved to or vested in any Governmental Authority, including required notices to and filings with any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;
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(l)any interest in Surface Rights held by Seller and any other Person as tenants in common or through common ownership;
(m)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or burdening the Assets for the purpose of operations (including the Surface Rights), facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not impair the operation of the Assets as operated as of the Execution Date;
(n)landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other statutory Encumbrances to the extent arising in the ordinary course of business and securing obligations which are not delinquent;
(o)any Encumbrance on or affecting the Assets which is expressly waived by Buyer in writing at or prior to the Closing;
(p)liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1;
(q)any Encumbrance affecting the Assets that is discharged by or on behalf of Seller at or prior to the Closing;
(r)all preferential rights to purchase not applicable to the transactions contemplated by this Agreement;
(s)any Encumbrance burdening a Third Party lessor’s or grantor’s interest in the Assets (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of Seller is not as of the Closing in default or subject to foreclosure or other enforcement proceedings by the holder of such Encumbrance;
(t)zoning and planning ordinances and municipal regulations;
(u)(i) defects arising out of lack of corporate or other entity authorization unless Buyer provides evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset; (ii) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice and defects based on a lack of record title in the real property, conveyance or other records of any Governmental Authority as long as Seller possesses operating rights or a Working Interest in the relevant Asset; (iii) defects based upon the failure to record any federal, state or tribal Leases (or assignments thereof), if any, in any applicable county records; (iv) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless such results in another Person’s superior claim of title to the relevant Asset; (v) any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement; (vi) defects based solely on: (A) lack of information in Seller’s files or similar records (or the absence of such files or records); (B) references to an unrecorded document(s) to which Seller is not a party, if such document is dated earlier than January 1, 2014 and is
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not in Seller’s files; or (C) Tax assessment, Tax payment or similar records; (vii) defects arising out of lack of survey, unless a survey is expressly required by Law; (viii) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides evidence that such prior oil and gas lease is still in effect or results in another Person’s superior claim of title to the relevant Well or Well Location; (ix) defects arising from any change in Laws after the Execution Date; (x) defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more; (xi) defects that affect only which third Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (xii) the expiration of a Lease by its terms after the Closing Date; and (xiii) defects relating to lack of pooling or unitization clauses in any Lease or instrument;
(v)calls on production under existing Contracts identified on Schedule 4.8;
(w)gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation Contracts identified on Schedule 4.8;
(x)any Encumbrances created by Law or reserved in any Leases for royalties, bonus or rental, or created to secure compliance with the terms of such Leases, provided that, in each such case, Seller is then in compliance with the terms of such Leases and the respective lessor has no cause or right to enforce or execute on such Encumbrances;
(y)defects or loss of title affecting ownership interests in formations other than the Target Formations to the extent such loss of title does not limit access to the Target Formations;
(z)lack of a division order or an operating agreement covering any Well or Well Location or failure to obtain waivers of maintenance of uniform interest provisions in operating agreements with respect to third-Person assignments in Seller’s chain of title to such Well or Well Location;
(aa)defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract (i) to the extent such Well has been permitted by an applicable Governmental Authority or (ii) to the extent the allocation of Hydrocarbons produced from such Well among Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production;
(ab)regulations and any rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner; and
(ac)Encumbrances granted in the ordinary course of business to a public utility, municipality or Governmental Authority in respect of operations pertaining to any of the Assets.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” shall have the meaning set forth in Section 2.2.
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“Plugging and Abandonment Obligations” shall have the meaning set forth in Section 14.1(b).
“Preferential Purchase Right” shall have the meaning set forth in Section 4.7.
“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.
“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Property Expenses” shall have the meaning set forth in Section 2.4.
“Purchase Price” shall have the meaning set forth in Section 3.1(a).
“Records” shall have the meaning set forth in Section 2.2.
“Records Period” shall have the meaning set forth in Section 6.11(b).
“Remediation” including the correlative terms “Remediate” and “Remediated” shall mean the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to address any release or threatened release of any Hazardous Substances at, on, under or from an Asset.
“Remediation Amount” shall mean, with respect to an Environmental Defect, the reasonable cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets), including taking no action, to the extent allowed pursuant to Environmental Laws. For the avoidance of doubt, the term “Remediation Amount” shall not include (a) amounts for any Remediation activities conducted by Seller, nor any Remediation activities that exceed the requirements of applicable Environmental Law, (b) the costs or expenses of either Party’s or its respective Affiliate’s employees, (c) expenses for matters that are costs of doing business that would be incurred with no Environmental Defects (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal and/or amendment activities), or (d) general and administrative costs and expenses of a Party or its respective Affiliates.
“Representatives” shall mean, with respect to a given Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates’ respective officers, directors, members and other direct and indirect owners, partners, managers, employees, agents, financial, legal and other advisors, financing sources, consultants, accountants, and other representatives.
“Retained Assets” means any rights titles, interests, assets, and Assets that are originally included in the Assets under the terms of this Agreement as of the Execution Date but are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before the Closing; provided, however, that if such Assets, after Closing, are subsequently sold to Buyer under the terms of this Agreement, then such Assets will no longer be considered Retained Assets and will be deemed to be part of the “Assets”; provided further, however, that if any such right, title, interest, asset or property is indefinitely excluded from the transactions contemplated by this Agreement, such right, title, interest, asset or property shall constitute an Excluded Asset.
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“Retained Obligations” shall mean (a) the Specified Obligations and (b) the Excluded Obligations.
“Sale Area” means that area located within the red outline identified on Exhibit D.
“SCADA Equipment ” shall mean all SCADA equipment, fixtures and personal property to the extent located on the Partial Leases, Full Leases, Partial Wells, or Full Wells, as applicable; provided that the “SCADA Equipment” shall not include any software or programs used in connection therewith.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Seller Operated Assets” shall have the meaning set forth in Section 6.2.
“Seller Parties” or “Seller Party” shall mean, collectively, Seller and its Affiliates, and all of its and their respective current or former equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives.
“Seller Retained XTO Bond” shall have the meaning set forth in Section 6.4(d).
“Seller Taxes” means (a) all Income Taxes imposed by any applicable Laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and (b) Asset Taxes allocable to Seller pursuant to Section 15.3(a) (excluding, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 3.2, Section 3.3 or Section 3.4, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.3(a)(iii)).
“Seller’s Certificate” shall have the meaning set forth in Section 9.3(h).
“Special Warranty” shall have the meaning set forth in Section 11.2(k).
“Special Warranty Termination Date” shall have the meaning set forth in Section 11.2(k).
“Specified Obligations” shall mean (a) except as set forth in Section 10.1, obligations and Liabilities arising out of or related to personal injury or wrongful death resulting during such Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to Closing; (b) obligations and Liabilities arising from any off-site disposal of Hazardous Substances by Seller or its Affiliates prior to the Closing and during such Seller’s or such Affiliate’s ownership or operation of the Assets; (c) all fines and penalties imposed on Seller or any of its Affiliates by any Governmental Authority arising out of any violation of Law during Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date; (d) clause (b) of the definition of Seller Taxes; (e) obligations and Liabilities arising from Seller’s or its Affiliates gross negligence or willful misconduct; and (f) the payment, underpayment or nonpayment of Burdens, or payments to working interest owners, related to the production of Hydrocarbons from the Assets or the proper accounting or payment to parties for such interests, in each case, to the extent (x) relating to the period of time prior to the Effective Time and (y) occurring during Seller or its Affiliates’ ownership of the Assets.
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“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Party” shall have the meaning set forth in the definition of Breaching Party.
“Subsequent Closing” shall have the meaning set forth in Section 9.5.
“Surface Rights” shall have the meaning set forth in Section 2.2.
“Target Closing Date” shall have the meaning set forth in Section 9.1.
“Target Formations” shall mean (a) with respect to each Well Location described on Exhibit B-4, the Bakken Formation (except as otherwise indicated on Exhibit B-4) as specified for such Well Location on Exhibit B-4 and (b) with respect to each Well described on Exhibit B-1 or Exhibit B-2, the formation or formations being produced by such Well as of the Claim Date.
“Tax” or “Taxes” means any federal, state, local, or non-U.S. taxes, fees, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, accumulated earnings, gross receipts, license, payroll, employment, excise, severance, stamp, fuel, occupation, premium, capital profits, windfall profits, customs duties, capital stock, net worth, franchise, profits, withholding, real property, personal property, sales, use, goods and services, transfer, registration, recording, value added, ad valorem, intangibles, rent, occupancy, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not and whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Tax Law) or successor of another person or by contract.
“Tax Proceeding” shall have the meaning set forth in Section 15.3(f)(i).
“Tax Return” shall mean any return, declaration, report, statement, claim for refund or information return or statement relating to Taxes provided, or required to be provided, to a Governmental Authority with respect to any Tax, including any schedule or attachment thereto and any amendment thereof and including any return of an affiliated, combined or unitary group.
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).
“Title Benefit” shall mean, with respect to any Well described on Exhibit B-1 or Exhibit B-2 or Well Location described on Exhibit B-4, any right, circumstance or condition that (a) entitles Seller to receive the Net Revenue Interest with respect to any such Well or Well Location as to any applicable Target Formation that is more than the Net Revenue Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4 for such Well or Well Location, as applicable, as to such applicable Target Formation or (b) obligates Seller to bear the Working Interest with respect to any such Well or Well Location as to any applicable Target Formation that is less than the Working Interest set forth on Exhibit B-1, Exhibit B-2 or Exhibit B-4 for such Well or Well Location, as applicable, as to such applicable Target Formation, except for decreases to the extent that they are accompanied by a proportional or greater decrease in Seller’s corresponding Net Revenue Interest as to such Target Formation.
“Title Benefit Amount” shall mean the amount by which the Allocated Value of a Title Benefit Property is increased as a result of the existence of a Title Benefit.
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“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).
“Title Defect” shall mean any Encumbrance, defect or other matter (for the avoidance of doubt, other than Permitted Encumbrances) that causes Seller not to have Defensible Title in and to any of the Wells set forth on Exhibit B-1 or Exhibit B-2 or the Well Locations set forth on Exhibit B-4 as of the Execution Date and through the Closing.
“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
“Title Defect Property” shall have the meaning set forth in Section 11.2(a).
“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 15.3(b).
“Treasury Regulations” shall mean the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“Units” shall have the meaning set forth in Section 2.2.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local applicable Law addressing employment losses, mass layoffs or plant closings.
“Well Location” means those future Hydrocarbon wells described on Exhibit B-4, to the extent such wells cover all or a portion of the Lands and are located within the applicable Target Formation; provided, that the term “Well Location” shall not include any Well.
“Wells” shall have the meaning set forth in Section 2.2.
“Wells in Progress” shall mean the Wells set forth on Exhibit B-3.
“Willful Breach” shall mean, with respect to a Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any representation, warranty or covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).
“Working Interest” shall mean, with respect to any Well or Well Location, the interest in and to such Well or Well Location (but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B-1 or Exhibit B-2 for such Well or Exhibit B-4 for such Well Location) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location
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(but limited to the applicable Target Formations or depth restrictions set forth on Exhibit B-1 or Exhibit B-2 for such Well or Exhibit B-4 for such Well Location), but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any Well or Well Location differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.
“WRE Operating” shall mean White Rock Oil & Gas, LLC, a Texas limited liability company.
“XTO Bond” means the “Performance Bond” (as defined in the XTO PSA) posted by Seller to XTO and maintained by Seller as required under Section 7.5 of the XTO PSA.
“XTO Consent” has the meaning set forth in Section 6.4(d).
“XTO PSA” means that certain Purchase and Sale Agreement, dated as of October 21, 2021, by and among XTO Holdings, LLC, XTO Energy Inc., XH, LLC and HHE Energy Company, as sellers (“XTO”), and White Rock Energy, LLC, as buyer, as the same may be amended.
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